EXHIBIT 10.1



                                  $12,000,000


                                LEASE AGREEMENT



                                    BETWEEN



                            BNP LEASING CORPORATION,

                                   ("BNPLC")



                                      AND



                               ELECTROGLAS, INC.,

                                ("ELECTROGLAS")



                                 MARCH 31, 1997


                (EDENVALE TECHNOLOGY PARK, SAN JOSE, CALIFORNIA)





PURSUANT TO AND AS MORE PARTICULARLY PROVIDED IN PARAGRAPH 0 OF THIS LEASE, THIS LEASE AND THE PURCHASE AGREEMENT REFERENCED HEREIN ARE TO CONSTITUTE, FOR INCOME TAX PURPOSES ONLY, A FINANCING ARRANGEMENT OR CONDITIONAL SALE. AS PROVIDED IN PARAGRAPH 0 OF THIS LEASE, BNPLC AND ELECTROGLAS EXPECT THAT ELECTROGLAS (AND NOT BNPLC) SHALL BE TREATED AS THE TRUE OWNER OF THE PROPERTY FOR INCOME TAX PURPOSES, THEREBY ENTITLING ELECTROGLAS (AND NOT BNPLC) TO TAKE DEPRECIATION DEDUCTIONS AND OTHER TAX BENEFITS AVAILABLE TO THE OWNER.

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                   -----
1.       Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

2.       No Lease Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         (a)     Status of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         (b)     Waiver by Electroglas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

3.       Use and Condition of the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         (a)     Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         (b)     Condition of the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         (c)     Consideration for and Scope of Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.       Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         (a)     Base Rent Payments Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         (b)     Calculation of and Due Dates for Base Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (i)      Determination of Payment Due Dates Generally  . . . . . . . . . . . . . . . . . . . . . .    5
                 (ii)     Special Adjustments to Base Rent Payment Dates and Periods  . . . . . . . . . . . . . . .    5
                 (iii)    Base Rent Formula for Periods During Which The Collateral Percentage is Zero  . . . . . .    7
                 (iv)     Base Rent Formula for Periods During Which The Collateral Percentage is Greater Than
                          Zero  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (v)      Base Rent Formula for Transitional Base Rent Periods  . . . . . . . . . . . . . . . . . .    8
         (c)     Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (d)     No Demand or Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (e)     Upfront Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (f)     Administrative Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (g)     Commitment Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (h)     Default Interest and Order of Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

5.       Payment of Executory Costs and Losses Related to the Property  . . . . . . . . . . . . . . . . . . . . . .    9
         (a)     "Net" Lease Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (b)     Impositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         (c)     Increased Costs; Capital Adequacy Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         (d)     Electroglas' Payment of Other Losses; General Indemnification  . . . . . . . . . . . . . . . . . .   11
         (e)     Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

6.       Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         (a)     Advances Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 (i)      Requirement of a Construction Funding Agreement.  . . . . . . . . . . . . . . . . . . . .   14
                 (ii)     Funding of Construction Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         (b)     Construction Projects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 (i)      Preconstruction Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 (ii)     Scope Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 (iii)    Failure by BNPLC to Respond to a Request for Approval . . . . . . . . . . . . . . . . . .   15

                 (iv)     Responsibility for Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (v)      Value Added.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (vi)     Estoppel Letters Required.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (vii)    Advances Not a Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (c)     Conditions to Construction Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (i)      Prior Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (ii)     Amount of the Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (iii)    Other Restrictions on the Amount of Advances  . . . . . . . . . . . . . . . . . . . . . .   17
                 (iv)     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                          a)    Title Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                          b)    Builder's Risk Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (v)      Progress of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (vi)     Evidence of Costs and Expenses to be Reimbursed . . . . . . . . . . . . . . . . . . . . .   18
                 (vii)    No Sale of BNPLC's Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (viii)   No Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (ix)     Certificate of No Default and Other Matters . . . . . . . . . . . . . . . . . . . . . . .   18
                 (x)      Funding by Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         (d)     Breakage Costs for Construction Advances Requested But Not Taken . . . . . . . . . . . . . . . . .   19

7.       Other Obligations of and Limited Representations by BNPLC  . . . . . . . . . . . . . . . . . . . . . . . .   19
         (a)     Cooperation of BNPLC to Facilitate Construction and Development  . . . . . . . . . . . . . . . . .   19
         (b)     Actions Permitted by Electroglas Without BNPLC's Consent . . . . . . . . . . . . . . . . . . . . .   20
         (c)     Limited Representations by BNPLC Concerning Accounting Matters . . . . . . . . . . . . . . . . . .   21
         (d)     Other Limited Representations by BNPLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (i)      No Default or Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (ii)     No Suits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (iii)    Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (iv)     Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (v)      Continued Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (vi)     No Prior Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (vii)    No Funding With Plan Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (viii)   Not a Foreign Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         (e)     Keeping Proprietary Information Confidential . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         (f)     Partial Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

8.       Status of Property Acquired With Funds Provided by BNPLC . . . . . . . . . . . . . . . . . . . . . . . . .   24

9.       Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (a)     Environmental Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (b)     Environmental Covenants by Electroglas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (c)     Right of BNPLC to do Remedial Work Not Performed by Electroglas  . . . . . . . . . . . . . . . . .   25
         (d)     Environmental Inspections and Reviews  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (e)     Communications Regarding Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   26

10.      Insurance Required and Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         (a)     Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         (b)     Property Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         (c)     Failure to Obtain Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         (d)     Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

11.      Application of Insurance and Condemnation Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29





                                      (ii)

         (a)     Collection of Insurance and Condemnation Proceeds Generally  . . . . . . . . . . . . . . . . . . .   29
         (b)     Administration of Remaining Proceeds; Electroglas' Obligation to Restore . . . . . . . . . . . . .   29
         (c)     Special Provisions Concerning Event of Defaults and Qualified Payments . . . . . . . . . . . . . .   30
         (d)     Takings of All or Substantially All of the Property  . . . . . . . . . . . . . . . . . . . . . . .   30
         (e)     Waiver of Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

12.      Additional Representations, Warranties and Covenants of Electroglas Concerning the Property  . . . . . . .   31
         (a)     Compliance with Covenants and Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         (b)     Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         (c)     Defense of Adverse Title Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         (d)     Prohibition Against Consensual Liens Against the Leased Property . . . . . . . . . . . . . . . . .   32
         (e)     Operation of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         (f)     Debts for Construction, Maintenance, Operation or Development  . . . . . . . . . . . . . . . . . .   33
         (g)     Repair, Maintenance, Alterations and Additions . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         (h)     Compliance With Permitted Encumbrances and Development Contracts . . . . . . . . . . . . . . . . .   34
         (i)     Modification of Permitted Encumbrances and Development Contracts . . . . . . . . . . . . . . . . .   34
         (j)     Books and Records Concerning the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         (k)     Compliance With the Existing Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

13.      Assignment and Subletting by Electroglas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         (a)     BNPLC's Consent Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         (b)     Standard for BNPLC's Consent to Assignments and Certain Other Matters  . . . . . . . . . . . . . .   35
         (c)     Consent Not a Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

14.      Assignment by BNPLC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         (a)     Restrictions on Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         (b)     Effect of Permitted Transfer or other Assignment by BNPLC  . . . . . . . . . . . . . . . . . . . .   36

15.      BNPLC's Right of Access; Right to Perform at the Expense of Electroglas  . . . . . . . . . . . . . . . . .   36

16.      Other Representations, Warranties and Covenants of Electroglas . . . . . . . . . . . . . . . . . . . . . .   37
         (a)     Financial Statements; Required Notices; Certificates as to Default . . . . . . . . . . . . . . . .   37
         (b)     No Default or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         (c)     No Suits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         (d)     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         (e)     Financial Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         (f)     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         (g)     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         (h)     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         (i)     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         (j)     Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         (k)     Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         (l)     Not a Foreign Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         (m)     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         (n)     Affirmative Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         (o)     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 (i)      Merger and Consolidation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 (ii)     Change in Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 (iii)    Sales, Etc. of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 (iv)     Multiemployer ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42





                                      (iii)

                 (v)      Prohibited ERISA Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 (vi)     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 (vii)    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

17.      Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         (a)     Definition of Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         (b)     Alternative Cure of Certain Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

18.      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         (a)     Basic Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         (b)     Collections Under the Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         (c)     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         (d)     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         (e)     Waiver by Electroglas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

19.      Default by BNPLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

20.      Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

21.      Surrender Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

22.      Holding Over by Electroglas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

23.      Independent Obligations Evidenced by Purchase Documents  . . . . . . . . . . . . . . . . . . . . . . . . .   50

24.      Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

25.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         (a)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         (b)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (c)     No Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (d)     No Implied Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (e)     NO IMPLIED REPRESENTATIONS BY BNPLC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (f)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (g)     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (h)     Time is of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (i)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (j)     Paragraph Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (k)     Other Terms and References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (l)     Not a Partnership, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

26.      Income Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

27.      Proprietary Information and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56





                                      (iv)

                             EXHIBITS AND SCHEDULES

Exhibit A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Legal Description

Exhibit B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Permitted Encumbrance List

Exhibit C . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Contractor's Estoppel Letter

Exhibit D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Architect's Estoppel Letter

Exhibit E . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Draw Request Forms

Exhibit F . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Compliance Certificate

Exhibit G . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Libor Period Election Form

Exhibit H . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Notice of Request Requiring an Expedited Response



Schedule 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  List of Development Documents

Schedule 2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Financial Covenants

List of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Shared Definitions





                                      (v)

                                LEASE AGREEMENT


         This LEASE AGREEMENT (this "LEASE"), by and between BNP LEASING CORPORATION, a Delaware corporation ("BNPLC"), and ELECTROGLAS, INC., a Delaware corporation ("ELECTROGLAS"), is dated as of the Effective Date. ("EFFECTIVE DATE" and other capitalized terms used and not otherwise defined in this Lease are intended to have the meanings assigned to them in the List of Defined Terms attached to and made a part of this Lease.)


                                    RECITALS

         Pursuant to the Existing Contracts, which cover the Land described in
Exhibit 0, BNPLC is acquiring the Land and any appurtenances thereto from Sellers contemporaneously with the execution of this Lease.

         In anticipation of BNPLC's acquisition of the Land, BNPLC and Electroglas have reached agreement as to the terms and conditions upon which BNPLC is willing to lease the Land to Electroglas and to lease to Electroglas the Improvements to be constructed on the Land as hereinafter provided, and by this Lease BNPLC and Electroglas desire to evidence such agreement.

                                GRANTING CLAUSES

         In consideration of the rent to be paid and the covenants and agreements to be performed by Electroglas, as hereinafter set forth, BNPLC does hereby LEASE, DEMISE and LET unto Electroglas for the term hereinafter set forth the Land, together with:

                 (1)      BNPLC's interest in any and all Improvements;

                 (2) all easements and other rights appurtenant to the Land or to the Improvements, whether now owned or hereafter acquired by BNPLC;

                 (3) all right, title and interest of BNPLC, now owned or hereafter acquired, in and to (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and abutting land.

The Land and BNPLC's interest in all property described in clauses 0 through 0 above are hereinafter referred to collectively as the "REAL PROPERTY".

         To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPLC under the Existing Contracts or acquired by BNPLC pursuant to Paragraph 0 below, BNPLC also hereby grants and assigns to Electroglas for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPLC:

                 (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing;

                 (b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances and Development Documents; and

                 (c) any permits, licenses, franchises, certificates, and other rights and privileges related to the Real Property.

Such rights and interests of BNPLC, whether now existing or hereafter arising, are hereinafter collectively called the "PERSONAL PROPERTY". The Real Property and the Personal Property are hereinafter sometimes collectively called the "PROPERTY."

          Provided, however, the leasehold estate conveyed hereby and Electroglas' rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease, to the matters listed in Exhibit 0 and all other Permitted Encumbrances and to any other claims or encumbrances not constituting Liens Removable by BNPLC.

                          GENERAL TERMS AND CONDITIONS

         The Property is leased by BNPLC to Electroglas and is accepted and is to be used and possessed by Electroglas upon and subject to the following terms and conditions:

         1. Term. The term of this Lease (the "TERM") shall commence on and include the Effective Date, and end on the first Business Day of April, 2002, unless sooner terminated as expressly herein provided. Electroglas shall be entitled to accelerate the Designated Sale Date (and thus accelerate the purchase of BNPLC's interest in the Property by Electroglas or by an Applicable Purchaser pursuant to the Purchase Agreement) by sending a notice to BNPLC as provided in clause (2) of the definition of "Designated Sale Date" in the List of Defined Terms. In the event, because of Electroglas' election to so accelerate the Designated Sale Date or for any other reason, the Designated Sale Date occurs before the end of the scheduled Term, Electroglas may terminate this Lease on or after the Designated Sale Date; provided, however, as a condition to any such termination by Electroglas, Electroglas must have done the following prior to the termination:

                 (a) purchased or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement and satisfied all of Electroglas' other obligations under the Purchase Agreement;

                 (b) paid to BNPLC all Base Rent, Administrative Fees, Commitment Fees and other Rent accrued on the Designated Sale Date; and

                 (c) paid any Breakage Costs caused by BNPLC's sale of the Property pursuant to the Purchase Agreement.

         The Term may be extended at the option of Electroglas for two successive periods of five (5) years each; provided, however, that prior to any such extension the following conditions must have been satisfied: (A) at least one hundred eighty (180) days prior to the commencement of any such extension, BNPLC and Electroglas must have agreed in writing upon, and received the written consent and approval of BNPLC's Parent and all other Participants to
(1) a corresponding extension of the date specified in clause (iii) of the definition of Designated Sale Date in the List of Defined Terms for purposes of both this Lease and the Purchase Documents, and (2) an adjustment to the Rent that Electroglas will be required to pay for the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term, and it being understood that the Rent for any extension must in all events be satisfactory to both BNPLC and Electroglas, each in its sole and absolute discretion; (B) there must be no Event of Default continuing hereunder at the time of Electroglas' exercise of its option to extend; and (C) immediately prior to any such extension, this Lease must remain in effect.
With respect to the condition that BNPLC and Electroglas must have agreed upon the Rent required for any extension of the Term, neither Electroglas nor BNPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, both Electroglas and BNPLC hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent payable during any extension of the Term as provided in this Paragraph, if Electroglas exercises its option to extend the Term as provided in this Paragraph, this Lease shall continue in full force and effect, and the leasehold estate hereby granted to Electroglas shall continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the date hereof and before the extension.

         2.      No Lease Termination.

                 (a) Status of Lease. Except as expressly provided herein, this Lease shall not terminate, nor shall Electroglas have any right to terminate this Lease, nor shall Electroglas be entitled to any abatement of the Rent, nor shall the obligations of Electroglas under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of Electroglas' use of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of Electroglas or of anyone claiming through or under Electroglas (provided, that if Electroglas is wrongfully evicted by BNPLC or by any third party lawfully exercising its rights under a Lien Removable by BNPLC, then Electroglas will have the remedies described in Paragraph 0 below), (v) any default on the part of BNPLC under this Lease or under any other agreement to which BNPLC and Electroglas are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property, it being understood that BNPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof, (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws or (viii) any other cause whether similar or dissimilar to the foregoing. It is the intention of the parties hereto that the obligations of Electroglas hereunder shall be separate and independent of the covenants and agreements of BNPLC, that the Base Rent and all other sums payable by Electroglas hereunder shall continue to be payable in all events and that the obligations of Electroglas hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or limited pursuant to an express provision of this Lease.

                 (b) Waiver by Electroglas. Without limiting the foregoing, Electroglas waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which Electroglas may now or hereafter be entitled by law (including any such rights arising because of any implied "warranty of suitability" or other warranty under Applicable Laws) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.

         However, nothing in this Paragraph 0 shall be construed as a waiver by Electroglas of any right Electroglas may have at law or in equity to the following remedies, whether because of BNPLC's failure to remove a Lien Removable by BNPLC or because of any other default by BNPLC under this Lease that continues beyond the period for cure provided in Paragraph 0: (i) the recovery of monetary damages, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by BNPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPLC (including the confidentiality provisions set forth in subparagraph 0 below), or (iii) a decree compelling performance by BNPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPLC.

         3.      Use and Condition of the Property.

                 (a) Use. Subject to the Permitted Encumbrances, the Development Documents and the terms hereof, Electroglas may use and occupy the Property during the Term, but only for such development as Electroglas may elect to undertake in accordance with this Lease and for use for the following purposes and other lawful purposes incidental thereto:

                 (i) research and development of computer-related and other products;

                 (ii) administrative and office space;

                 (iii) distribution and warehouse storage of computer-related and other products;

                 (iv) assembly and manufacture (including the operation of a machine shop in connection therewith) of computer-related and other products that, as of the Effective Date, Electroglas is currently manufacturing and selling in the ordinary course of its business; and

                 (v) assembly of computer-related and other products, in addition to those described in the preceding clause (iv), using components manufactured elsewhere, but not including on-site manufacturing that involves the use of Hazardous Substances in significantly greater quantities or in a manner that is subject to significantly greater regulation or reporting requirements under Environmental Laws than the use of Hazardous Materials reasonably required for any assembly and manufacture permitted by the preceding clause (iv); and

                 (vi) cafeteria, library, fitness center and other support function uses that Electroglas may provide to its employees.

Although the phrase "computer-related and other products" as used in this subparagraph may include products designed to detect, monitor, neutralize, handle or process Hazardous Substances, the use of the Property by Electroglas shall not include bringing Hazardous Substances onto the Property for the purpose of researching, testing or demonstrating any such products.

                 (b) Condition of the Property. ELECTROGLAS ACKNOWLEDGES THAT IT HAS CAREFULLY AND FULLY INSPECTED THE PROPERTY AND ACCEPTS THE PROPERTY IN ITS PRESENT STATE, AS IS, WHERE IS AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION OF SUCH PROPERTY OR AS TO THE USE WHICH MAY BE MADE THEREOF. ELECTROGLAS ALSO ACCEPTS THE PROPERTY WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY BNPLC OR ITS AFFILIATES REGARDING THE TITLE THERETO OR THE RIGHTS OF ANY PARTIES IN POSSESSION OF ANY PART THEREOF, EXCEPT AS SET FORTH IN PARAGRAPH 0. BNPLC SHALL NOT BE RESPONSIBLE FOR ANY LATENT OR OTHER DEFECT OR CHANGE OF CONDITION IN THE LAND, IMPROVEMENTS, FIXTURES AND PERSONAL PROPERTY FORMING A PART OF THE PROPERTY OR FOR ANY VIOLATIONS WITH RESPECT THERETO OF APPLICABLE LAWS. NOR SHALL BNPLC BE REQUIRED TO FURNISH TO ELECTROGLAS ANY FACILITIES OR SERVICES OF ANY KIND, INCLUDING WATER, STEAM, HEAT, GAS, AIR CONDITIONING, ELECTRICITY, LIGHT OR POWER.

                 (c) Consideration for and Scope of Waiver. The provisions of subparagraph 0 above have been negotiated by BNPLC and Electroglas after due consideration for the Rent payable hereunder and are intended to be a complete exclusion and negation of any representations or warranties of BNPLC or its Affiliates, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.

         However, such exclusion of representations and warranties by BNPLC and its Affiliates is not intended to impair any representations or warranties made by other parties, including Sellers, any architects, engineers or contractors engaged to work on Construction Projects, the benefit of which is to pass to Electroglas during the Term because of the definition of Personal Property and Property above.

         4.      Rent.

                 (a) Base Rent Payments Required. On each Base Rent Date through the end of the Term, Electroglas shall pay BNPLC rent ("BASE RENT"). Each payment of Base Rent must be received by BNPLC no later that 12:00 noon (Pacific time) on the date it becomes due; if received after 12:00 noon (Pacific time) it will be considered for purposes of this Lease as received on the next following Business Day. BNPLC shall notify Electroglas of the amount of each payment of Base Rent (calculated as provided in subparagraph 0) at least three days before the date upon which it first becomes due. However, any failure by BNPLC to so notify Electroglas shall not constitute a waiver of BNPLC's right to payment, but absent such notice Electroglas shall not be in default for any underpayment resulting therefrom if Electroglas, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPLC of the underpayment.

                 (b) Calculation of and Due Dates for Base Rent. Payments of Base Rent shall be calculated and become due as follows:

                 (i) Determination of Payment Due Dates Generally. For all Base Rent Periods subject to a LIBOR Period Election of one month or three months, Base Rent shall be due in one installment on the Base Rent Date upon which the Base Rent Period ends. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent shall be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends.

                 (ii) Special Adjustments to Base Rent Payment Dates and Periods. Notwithstanding the foregoing:

                          a) Any Base Rent Period that begins before, and does
                 not otherwise end before, a Failed Collateral Test Date shall end upon but not include such Failed Collateral Test Date, and such Failed Collateral Test Date shall constitute a Base Rent Date, upon which Electroglas must pay all accrued, unpaid Base Rent for the Base Rent Period just ended.

                          b) Consistent with clause (3) of the definition of
                 LIBOR Period Election in the List of Defined Terms, each successive Base Rent Date after any such Failed Collateral Test Date shall be the first Business Day of the first calendar month following the calendar month which includes the preceding Base Rent Date, so long as any Mandatory Collateral Period shall continue.

                          c) In addition to Base Rent due on a Failed
                 Collateral Test Date, Electroglas must pay the Breakage Costs, if any, resulting from any early ending of a Base Rent Period on the Failed Collateral Test Date pursuant to the preceding clause 0.

                          d) Any Base Rent Period that begins before, and does
                 not otherwise end before, an Extraordinary Collateral Percentage Reduction Date shall end upon but not include such Extraordinary Collateral Percentage Reduction Date, and such Extraordinary Collateral Percentage Reduction Date shall constitute a Base Rent Date, upon which Electroglas must pay all accrued, unpaid Base Rent for the Base Rent Period just ended. Further, notwithstanding the LIBOR Period Election then in effect, the Base Rent Period beginning on and including such an Extraordinary Collateral Percentage Reduction Date (a "TRANSITIONAL BASE RENT PERIOD") shall end on but not include the first Business Day of the next calendar month, which first Business Day shall also constitute a Base Rent Date, upon which Electroglas must pay all Base Rent for such Transitional Base Rent Period.

                          e) In addition to Base Rent due on an Extraordinary
                 Collateral Percentage Reduction Date, Electroglas must pay the Breakage Costs, if any, resulting from any early ending of a Base Rent Period on the Extraordinary Collateral Percentage Reduction Date pursuant to the preceding clause 0.

                          f) If Electroglas or any Applicable Purchaser
                 purchases BNPLC's interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent shall be due on the date of purchase in addition to the purchase price and other sums due BNPLC under the Purchase Agreement.

                 (iii) Base Rent Formula for Periods During Which The Collateral Percentage is Zero. Each installment of Base Rent payable for any Base Rent Period (excluding a Transitional Base Rent Period) during which the Collateral Percentage is zero shall equal:

                 o Stipulated Loss Value on the first day of such Base Rent Period, times

                 o the sum of (a) the Effective Rate with respect to such Base Rent Period, plus (b) the Unsecured Spread, times

                 o the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

                 o        three hundred sixty.

                 Assume, only for the purpose of illustration: that the Collateral Percentage for a hypothetical Base Rent Period is zero percent (0%); that the Initial Funding Advance of $12,000,000 has been fully funded; that prior to the first day of such Base Rent Period, BNPLC and Electroglas have entered into a Construction Funding Agreement setting the Maximum Construction Allowance at $38,000,000 and the Construction Allowance has been fully funded, but a total of $10,000,000 of Qualified Payments have been received by BNPLC, leaving a Stipulated Loss Value of $40,000,000; that the Effective Rate for the Base Rent Period is 5.65%; that the Unsecured Spread is one hundred thirty-five basis points (135/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, the Base Rent for the hypothetical Base Rent Period will equal:

               $40,000,000 x (5.65% + 1.35%) x 30/360 = $233,333

                 (iv) Base Rent Formula for Periods During Which The Collateral Percentage is Greater Than Zero. Each installment of Base Rent payable for any Base Rent Period (excluding a Transitional Base Rent Period) during which the Collateral Percentage is greater than zero shall equal:

                 o Stipulated Loss Value on the first day of such Base Rent Period, times

                 o        the sum of:

                                  (A) the product of:

                                        (1)     the Collateral Percentage for
                                                such Base Rent Period, times

                                        (2)     the Secured Spread for such
                                                Base Rent Period, plus

                                  (B) the product of:

                                        (1)     100% minus the Collateral
                                                Percentage for such Base Rent
                                                Period, times

                                        (2)     the sum of (a) the Effective
                                                Rate with respect to such
                                                Base Rent Period, plus (b)
                                                the Unsecured Spread, times

                 o the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

                 o        three hundred sixty.

                 Assume, only for the purpose of illustration: that the Collateral Percentage for a hypothetical Base Rent Period is forty percent (40%); that the Initial Funding Advance of $12,000,000 has been fully funded; that prior to the first day of such Base Rent Period, BNPLC and Electroglas have entered into a Construction Funding Agreement setting the Maximum Construction Allowance at $38,000,000 and the Construction Allowance has been fully funded, but a total of $20,000,000 of Qualified Payments have been received by BNPLC, leaving a Stipulated Loss Value of $30,000,000; that the Effective Rate for the Base Rent Period is 5.65%; that the Secured Spread is one hundred thirty-five basis points (135/100 of 1%); that the Unsecured Spread is twenty-two and one half basis points (22.5/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, the Base Rent for the hypothetical Base Rent Period will equal:

         $30,000,000 x {(40% x .225%) + ([100% - 40%] x
         [5.65% + 1.35%])}  x 30/360 =  $72,250

                 (v) Base Rent Formula for Transitional Base Rent Periods. The Base Rent payable for any Transitional Base Rent Period shall equal the sum of Base Rent required for all days during such period, and the Base Rent for each day during a Transitional Base Rent Period shall equal:

                 o Stipulated Loss Value on first day of such Base Rent Period (i.e., the Extraordinary Collateral Percentage Reduction Date upon which such period began), times

                 o        the sum of (a) the Fed Funds Rate on such day, plus
                          (b) fifty basis points (50%), plus (c) the Unsecured Spread, divided by

                 o        three hundred sixty.

                 (c) Additional Rent. All amounts which Electroglas is required to pay to or on behalf of BNPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, shall constitute rent (all such amounts, other than Base Rent, are herein called "ADDITIONAL RENT", and together Base Rent and Additional Rent are herein sometimes called "RENT").

                 (d) No Demand or Setoff. Except as expressly provided herein, Electroglas shall pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.

                 (e) Upfront Fee. Upon execution and delivery of this Lease by BNPLC, Electroglas shall pay BNPLC an upfront fee (the "UPFRONT FEE") as provided in the letter dated March 4, 1997 from BNPLC and BNPLC's Parent to Electroglas (less the deposit already paid by Electroglas pursuant to that letter which will be applied against the Upfront Fee). The Upfront Fee shall represent Additional Rent for the first Base Rent Period.

                 (f) Administrative Fees. Electroglas may agree, as part of any Construction Funding Agreement, to pay BNPLC periodic administrative fees ("ADMINISTRATIVE FEES") to compensate BNPLC for overhead required to process Electroglas' requests for Construction Draws and to administer this Lease during the construction of any Construction Project. Each payment of Administrative Fees, if any, shall represent Additional Rent for the Base Rent Period during which it first becomes due. However, absent a Construction Funding Agreement providing for such fees, there shall be no accrual of Administrative Fees under this Lease.

                 (g) Commitment Fees. For each Base Rent Period that will end on an Advance Date, Electroglas may agree, as part of any Construction Funding Agreement, to pay BNPLC a fee (a "COMMITMENT FEE") equal to:

                 (i)      a percentage established in any such agreement, times

                 (ii) the difference at the end of the first day of such Base Rent Period between (A) the Maximum Construction Allowance and (B) the sum (computed without deduction for any Qualified Payments) of all Construction Advances made by or on behalf of BNPLC and any Carrying Costs added to and made a part of the Construction Allowance, times

                (iii) the number of days in such Base Rent Period, divided by

                 (iv)     three hundred sixty.

Absent a Construction Funding Agreement providing for such fees, there shall be no accrual of Commitment Fees under this Lease.

                 (h) Default Interest and Order of Application. All Rent shall bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPLC shall be entitled to apply any amounts paid by or on behalf of Electroglas against any Rent then past due in the order the same became due or in such other order as BNPLC may elect.

         5.      Payment of Executory Costs and Losses Related to the Property.

                 (a) "Net" Lease Generally. It is the intention of BNPLC and Electroglas that the Base Rent, Administrative Fees, Commitment Fees, the Upfront Fee and other payments herein specified shall be absolutely net to BNPLC and that, except as expressly provided to the contrary herein or in the Purchase Documents, Electroglas shall pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due, including: (i) any taxes payable by virtue of BNPLC's receipt of amounts paid to or on behalf of BNPLC in accordance with this Paragraph 0; (ii) any amount for which BNPLC is or becomes liable with respect to the Permitted Encumbrances or the Development Documents; and (iii) any costs incurred by BNPLC (including Attorneys' Fees) because of BNPLC's acquisition or ownership of any interest in the Property or because of this Lease or the transactions contemplated herein.

         However, the preceding sentence shall not be construed to make Electroglas liable for (1) damages, costs, expenses or obligations suffered by BNPLC because of (and attributed by any applicable principles of comparative fault to) BNPLC's own Established Misconduct, (2) Excluded Taxes, (3) withholding taxes permitted by subparagraph 0, (4) general overhead or internal administrative expenses of BNPLC or any other Interested Party, except to the extent allowed by subparagraph 0 because of changes described in that subparagraph after the Effective Date, or (5) Liens Removable by BNPLC.

                 (b) Impositions. Electroglas shall pay or cause to be paid prior to delinquency all ad valorem taxes assessed against the Property and other Impositions. If requested by BNPLC from time to time, Electroglas shall furnish BNPLC with receipts showing payment of all Impositions prior to the applicable default date therefor.

         Notwithstanding the foregoing, Electroglas may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Imposition, and pending such contest Electroglas shall not be deemed in default hereunder if (1) Electroglas diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPLC, and (2) Electroglas promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest shall be concluded and the contested Impositions must be paid by Electroglas prior to the earlier of (i) the date that any criminal action is overtly threatened or instituted against BNPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPLC or against any property owned or leased by BNPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, Electroglas or an Affiliate of Electroglas or any Applicable Purchaser shall not purchase BNPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPLC (when taken together with any additional payments made by Electroglas pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

                 (c)      Increased Costs; Capital Adequacy Charges.

                 (i) If, after the Effective Date, there shall be any increase in the cost to BNPLC's Parent or any other Participant agreeing to make or making, funding or maintaining advances to BNPLC in connection with the Property because of any Banking Rules Change, then Electroglas shall from time to time, pay to BNPLC for the account of BNPLC's Parent or such other Participant, as the case may be, additional amounts sufficient to compensate BNPLC's Parent or the Participant for such increased cost. An increase in costs resulting from any imposition or increase of reserve requirements applicable to Collateral held from time to time by BNPLC's Parent or other Participants pursuant to the Pledge Agreement would be an increase covered by the preceding sentence. A certificate as to the amount of such increased cost, submitted to BNPLC and Electroglas by BNPLC's Parent or the other Participant, shall be conclusive and binding upon Electroglas, absent clear and demonstrable error.

                 (ii) BNPLC's Parent or any other Participant may demand additional payments ("CAPITAL ADEQUACY CHARGES") if BNPLC's Parent or the other Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to BNPLC to permit BNPLC to maintain BNPLC's investment in the Property or to make Construction Advances. To the extent that BNPLC's Parent or another Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, Electroglas shall pay to BNPLC for the account of BNPLC's Parent or the other Participant, as the case may be, the amount so demanded. Without limiting the foregoing, BNPLC and Electroglas hereby acknowledge and agree that the provisions for calculating Base Rent set forth herein reflect the assumption that the Pledge Agreement will cause a risk weight of no more than twenty percent (20%) to be assigned to a percentage (equal to the Collateral Percentage) of the collective investment of BNPLC and the Participants in the Property pursuant to 12 Code of Federal Regulations, part 225, as from time to time supplemented or amended, or pursuant to any other similar or successor statute or regulation applicable to BNPLC and the Participants. If and so long as such risk weight is increased because of a Banking Rules Change, Capital Adequacy Charges may be collected to yield the same rate of return to BNPLC, BNPLC's Parent and any other Participants (net of their costs of maintaining required capital related to the Property or this Lease) that they would have enjoyed from this Lease absent such increase.


                 (iii) Any amount to be paid by Electroglas under this subparagraph 0 shall be due within ten days after a demand for such payment is made upon Electroglas.

                 (d) Electroglas' Payment of Other Losses; General Indemnification.

                 (i) Except for costs paid by BNPLC with the proceeds of the Initial Funding Advance as part of the Transaction Expenses, all Losses (including Environmental Losses) asserted against or incurred or suffered by BNPLC or other Interested Parties at any time and from time to time by reason of, in connection with or arising out of (A) their ownership or alleged ownership of any interest in the Property or the Rents, (B) the use and operation of the Property, (C) the negotiation or administration of this Lease or the Purchase Documents,
         (D) the making of Funding Advances, (E) any Construction Project, (F) the breach by Electroglas of this Lease or any other document executed by Electroglas in connection herewith, (G) any failure of the Property or Electroglas itself to comply with Applicable Laws, (H) Hazardous Substance Activities, including those occurring prior to Effective Date or (I) any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever, shall be paid by Electroglas, and Electroglas shall indemnify and defend

         BNPLC and other Interested Parties from and against all such Losses.

                 (ii) THE INDEMNITIES AND RELEASES PROVIDED HEREIN FOR THE BENEFIT OF BNPLC AND OTHER INTERESTED PARTIES, INCLUDING THE INDEMNITY SET FORTH IN THE PRECEDING SUBPARAGRAPH 0, SHALL, SUBJECT ONLY TO SUBPARAGRAPH 0, APPLY EVEN IF AND WHEN THE SUBJECT MATTERS OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR STRICT LIABILITY OF BNPLC OR ANOTHER INTERESTED PARTY.

                 (iii) Costs and expenses for which Electroglas shall be responsible pursuant to this subparagraph 0 will include appraisal fees incurred in connection with BNPLC's acquisition of the Land or with any appraisal contemplated herein, filing and recording fees, inspection fees, survey fees, taxes, brokerage fees and commissions, abstract fees, title policy fees, Uniform Commercial Code search fees, escrow fees and Attorneys' Feesincurred by BNPLC with respect to the Property, whether such costs and expenses are incurred at the time of execution of this Lease or at any time during the Term. Such costs and expenses will also include Attorneys' Fees or other costs incurred to evaluate lien releases and other information submitted by Electroglas with requests for Construction Advances.

                 (iv) Subject to the limitation concerning the Loss Cutoff Date in the definition of "Losses" as set forth in the List of Defined Terms, Electroglas' obligations under this subparagraph 0 shall survive the termination or expiration of this Lease. Any amount to be paid by Electroglas under this subparagraph 0 shall be due within ten days after a demand for such payment is made upon Electroglas.

                 (v) If an Interested Party notifies Electroglas of any claim or proceeding included in, or any investigation or allegation concerning, Losses for which Electroglas is responsible pursuant to this subparagraph 0, Electroglas shall assume on behalf of the Interested Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel selected by Electroglas, but reasonably satisfactory to the Interested Party; provided, that the Interested Party shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, proceeding, investigation or allegation involves both Electroglas and the Interested Party and the Interested Party shall have been advised in writing by counsel that there may be legal defenses available to it which are inconsistent with those available to Electroglas, then the Interested Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, proceeding, investigation or allegation on its own behalf, and Electroglas shall pay or reimburse the Interested Party for all Attorney's Fees incurred by the Interested Party because of the selection of such separate counsel. If Electroglas fails to assume promptly (and in any event within fifteen days after being notified of the applicable claim, proceeding, investigation or allegation) the defense of the Interested Party, then the Interested Party may contest (or settle, with the prior written consent of Electroglas, which consent will not be unreasonably withheld) the claim, proceeding, investigation or allegation at Electroglas' expense using counsel selected by the Interested Party. Moreover, if any such failure by Electroglas continues for thirty days or more after Electroglas is notified of any such claim, proceeding, investigation or allegation, the Interested Party may elect not to contest or continue contesting the same and instead settle (or pay in full) all claims related thereto without Electroglas' consent and without releasing Electroglas from any obligations to the Interested Party under this subparagraph 0 so long as, in the written opinion of reputable counsel to the Interested Party, the settlement or payment in full is clearly advisable.

                 (vi) Notwithstanding the foregoing, Electroglas shall not be required by this subparagraph 0 to pay (1) Losses incurred or suffered by Participants in connection with their negotiation or execution of the Participation Agreement or Pledge Agreement (or supplements making them parties thereto or any amendment thereto) or in connection with any due diligence they may undertake before entering into the Participation Agreement or Pledge Agreement, (2) an allocation of general overhead or internal administrative expenses of BNPLC or any other Interested Party, (3) Excluded Taxes, (4) Losses incurred or suffered by any Interested Party that are proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party, (5) damages for the breach by any Interested Party of the express provisions of any of the Lease, the Purchase Documents or the Participation Agreement to which such Interested Party is bound, or
         (6) any amount by which the
         value of the Property is less than Stipulated Loss Value because of general market conditions and not because of a breach of this Lease by Electroglas. Further, Electroglas shall not be required by this subparagraph 0 to remove, discharge or pay any Liens Removable by BNPLC. Further, if an Interested Party receives a written notice of Losses that such Interested Party believes are covered by subparagraph 0, then such Interested Party will be expected to promptly furnish a copy of such notice to Electroglas. The failure to so provide a copy of the notice to Electroglas shall not excuse Electroglas from its obligations under subparagraph 0; provided, that if Electroglas is unaware of the matters described in the notice and such failure renders unavailable defenses that Electroglas might otherwise assert, or precludes actions that Electroglas might otherwise take, to minimize its obligations, then Electroglas shall be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against the Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPLC fails to provide Electroglas with a copy of a notice of an obligation covered by the indemnity set out in subparagraph 0 and Electroglas is not otherwise already aware of such obligation, and if as a result of such failure BNPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Electroglas had been promptly provided with a copy of the notice, then Electroglas will be excused from any obligation to BNPLC (or any Affiliate of BNPLC) to pay the excess.

                 (e) Withholding Taxes. Notwithstanding anything to the contrary in Paragraph 0, and notwithstanding anything else to the contrary in this Paragraph 0, but subject to the provisions of this subparagraph 0, to the extent required by law Electroglas may deduct United States of America withholding taxes imposed as a way of collecting or in lieu of Excluded Taxes on payments of Base Rent, Administrative Fees, Commitment Fees, the Upfront Fee, any Carrying Costs and any interest payable pursuant to subparagraph 0 or any additional compensation claimed by BNPLC pursuant to subparagraph 0 (collectively, "INCOME PAYMENTS") from Income Payments, without obligation to gross up, indemnify or otherwise increase payments in consequence thereof. Such withholding, without obligation to gross up, indemnify or otherwise increase payments in consequence thereof, will be permitted if, but only if:

                 (i) in the case of withholding for Excluded Taxes imposed by the United States of America, the Person entitled to receive Income Payments (whether BNPLC, as the original landlord named herein, or an assignee of the original landlord's rights hereunder, a "PAYEE") is not exempt from withholding by reason of having been organized under the laws of the United States of America or any State thereof, and such Person shall not have provided Electroglas with three counterparts of each of the forms prescribed by the Internal Revenue Service (Form 1001 or 4224, or successor forms, as the case may be) claiming for Payee an exemption from federal withholding on all Income Payments;

                 (ii) at least thirty days prior to any withholding from or reduction of Income Payments, Electroglas shall have notified the Payee that Electroglas believes the withholding is required and permitted by this subparagraph; and

                 (iii) the withholding taxes on the Income Payments would have been assessed even if the applicable taxing authorities had characterized the transactions evidenced by this Lease and the Purchase Agreement as a financing arrangement.

Any Payee exempt from withholding for Excluded Taxes imposed by the United States of America by reason of having been organized under the laws of the United States of America or any State thereof shall provide to Electroglas statements conforming to the requirements of Treasury Regulation 1.1441-5(b) or any successor thereto (which statements may be made on a Form W-9). If Electroglas shall ever be required to pay Excluded Taxes that BNPLC has failed to pay when due because of Electroglas' failure to withhold from payments made under this Lease, BNPLC shall reimburse Electroglas for such Excluded Taxes and for any penalties or interest thereon charged to Electroglas. Nothing in this subparagraph 0 shall excuse Electroglas from its obligation under subparagraph 0 to compensate BNPLC for increased costs attributable to any change in law relating to withholding taxes after the Effective Date (including, for example, any increase in the cost of complying with requirements for obtaining a refund of withholding taxes, in contrast to the withholding taxes themselves).

         6.      Construction.

                 (a)      Advances Generally.

                 (i) Requirement of a Construction Funding Agreement. By a Construction Funding Agreement modifying this Lease, BNPLC may approve of plans or renderings submitted for an initial Construction Project and the Maximum Construction Allowance may be increased to an amount above zero; provided, however, that before agreeing to any such increase, BNPLC must be satisfied in its sole and absolute discretion with the financial condition of Electroglas, and the form and substance of any such Construction Funding Agreement must be in form and substance satisfactory to both BNPLC and Electroglas, each in its sole and absolute discretion. Neither Electroglas nor BNPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable in negotiating any Construction Funding Agreement. Accordingly, both Electroglas and BNPLC hereby disclaim any obligation express or implied to be reasonable in negotiating any such agreement.

                 (ii) Funding of Construction Advances. If BNPLC and Electroglas do hereafter execute a Construction Funding Agreement, then BNPLC shall, subject to the conditions set forth below, make Construction Advances on Advance Dates from time to time as requested by Electroglas to reimburse Electroglas for or to pay the cost of Construction Projects incurred on behalf of BNPLC and for any Commitment Fees and Administrative Fees. To the extent, if any, expressly so provided in a Construction Funding Agreement, charges (herein collectively called "CARRYING COSTS") shall accrue in lieu of all or part of the Base Rent that would otherwise be required for construction periods and shall be added to (and thereafter be included in) the Outstanding Construction Allowance on Advance Dates. As used herein, references to the "OUTSTANDING CONSTRUCTION ALLOWANCE" mean the difference on the date in question (but not less than zero) of (A) the total Construction Advances made by BNPLC on or prior to the date in question, plus (B) any Carrying Costs added on or prior to the date in question, less (C) any funds received and applied as Qualified Payments on or prior to the date in question; provided, that BNPLC will not be under any obligation to readvance any portion of the Construction Allowance repaid by Qualified Payments. Notwithstanding the foregoing, if for any reason Stipulated Loss Value (and thus the Outstanding Construction Allowance included as a component thereof) must be determined under this Lease as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date shall equal the Outstanding Construction Allowance on the immediately preceding Advance Date computed in accordance with the preceding sentence, plus any Carrying Costs accruing on and after such preceding Advance Date to but not including the date in question.

                 (b)      Construction Projects.

                 (i) Preconstruction Approvals. Electroglas shall submit and obtain BNPLC's written approval of plans or renderings for any Construction Project prior to commencement of the Construction Project. BNPLC may disapprove of such plans or other items if, but only if, BNPLC believes in good faith that the Construction Project proposed by Electroglas will (1) fail to satisfy the requirements set forth in subparagraph 0, (2) change the general character of the Property from that needed to accommodate the uses permitted by subparagraph 0 or (3) cause Electroglas or the Property to violate some other express provision of this Lease; but no approval given by BNPLC in connection with any Construction Project, prior to or after the Effective Date, shall constitute a waiver of subparagraph 0 or of any other provision of this Lease. Any items hereafter submitted by Electroglas to satisfy this subparagraph shall be sufficiently detailed to allow BNPLC to make a reasonable determination of whether the applicable Construction Project will satisfy subparagraph 0, but need not include all detailed construction specifications and drawings of the work to be included in the Construction Project. All Construction Projects commenced by Electroglas, including any initial Construction Project which is contemplated in a Construction Funding Agreement, and all construction contracts and other agreements executed or adopted by Electroglas in connection therewith, must be not materially inconsistent with the plans or other items submitted to and approved by BNPLC as described above in this subparagraph, except to the extent otherwise provided by any Scope Changes approved as described below.

                 (ii) Scope Changes. Before making a Scope Change to any Construction Project, Electroglas shall provide to BNPLC a reasonably detailed written description of the Scope Change, a revised construction budget (only if such Scope Change will result in an increase in the anticipated cost of the applicable Project, such that Construction Advances required for such project could exceed any limit to which Electroglas had previously agreed pursuant to subparagraph 0) and a copy of any changes to the drawings, plans and specifications for the Improvements required in connection therewith, all of which must be approved in writing by BNPLC (or by any construction representative appointed by BNPLC from time to time) before the Scope Change is implemented. BNPLC may disapprove of any Scope Change if, but only if, BNPLC believes in good faith that the Construction Project proposed by Electroglas, as modified by the Scope Change, will (1) fail to satisfy the requirements set forth in subparagraph 0, (2) change the general character of the Property from that needed to accommodate the uses permitted by subparagraph 0 or (3) cause Electroglas or the Property to violate some other express provision of this Lease; but BNPLC's approval shall not constitute a waiver of subparagraph 0 or of any other provision of this Lease.

                 (iii) Failure by BNPLC to Respond to a Request for Approval. If, after the execution of a Construction Funding Agreement, Electroglas submits any request for BNPLC's approval of a Construction Project or a Scope Change pursuant to the preceding subparagraphs more than twelve months before the scheduled end of the Term, yet BNPLC fails to respond to such request within ten days after BNPLC's receipt of the request, then Electroglas may proceed as if BNPLC had approved the applicable Construction Project or Scope Change; provided, however:

                          a) Electroglas may not proceed if any Event of Default has occurred and is continuing.

                          b)      Electroglas must notify BNPLC that
                 Electroglas will proceed with the Construction Project or Scope Change, notwithstanding BNPLC's failure to respond, and in the notice Electroglas must certify that in Electroglas' good faith judgement BNPLC cannot, in accordance with the criteria specified in subparagraph 0 or subparagraph 0, as the case may be, decline to give its approval.

                          c) If Electroglas does proceed without BNPLC's express approval, BNPLC may at any time within six months prior to the scheduled end of the Term obtain an appraisal of the Property in form and scope reasonably satisfactory to BNPLC from an independent appraiser satisfactory to BNPLC, and if the appraisal indicates that the Construction Project for which Electroglas requested the approval did not (or when completed will not) satisfy the requirements of subparagraph 0, then Electroglas must upon demand pay to BNPLC as a Qualified Payment any amount needed to reduce the sum of (A) Stipulated Loss Value, plus (B) Carrying Costs (if any) projected by BNPLC to accrue prior to completion of the applicable Construction Project, to no more than two hundred percent (200%) of the Current Value of the Property indicated by such appraisal.

                 (iv) Responsibility for Construction. Electroglas shall have sole responsibility for contracting for and administering all Construction Projects, it being understood that although title to all Improvements will pass directly to BNPLC (as more particularly provided in Paragraph 0), BNPLC's obligation with respect to Construction Projects shall be limited to the making of advances under and subject to the conditions set forth in this Paragraph 0. No contractor or other third party shall be entitled to require BNPLC to make advances as a third party beneficiary of this Lease or otherwise. Notwithstanding delays beyond Electroglas' control, and even if the Construction Allowance is not sufficient to pay for completion of any Construction Project, Electroglas warrants that on the Designated Sale Date it shall have (1) caused all Construction Projects which are commenced prior to such date to have been completed in a good and workmanlike manner, substantially in accordance with Applicable Laws, and otherwise in compliance with (x) the provisions of this Lease, (y) the material provisions of the Permitted Encumbrances and (z) the material provisions of the Development Documents, and (2) obtained with respect to then existing Improvements any final certificates of occupancy required for the use and occupancy thereof.

                 (v)      Value Added.   Any Construction Project commenced by
         Electroglas must, upon completion and taken as a whole, enhance the value of the Property such that the Current Value of BNPLC's interest in the Property shall be no less than fifty percent (50%) of Stipulated Loss Value when the Construction Project is complete; however:

                          (1)  this subparagraph 0 will not preclude
                 Electroglas from obtaining Construction Advances for soft costs (such as architectural fees, consultant fees, Attorneys' Fees, design costs, permitting costs and other amounts paid to any governmental authority), demolition costs, environmental remediation costs, payroll costs or other costs that do not, individually, add value to the Property but that are incurred in connection with a Construction Project which will in the aggregate satisfy this subparagraph 0;

                          (2) to address any concerns BNPLC may express about Electroglas' ability to satisfy this subparagraph 0 for a Construction Project, Electroglas may by a notice to BNPLC stipulate a maximum amount of Construction Advances that BNPLC will be required to make for such Construction Project, in which case BNPLC shall not be required to make Construction Advances for such project in excess of the amount so stipulated; and

                          (3)  if BNPLC invokes this subparagraph 0 as
                 justification for disapproving of a Construction Project (or Scope Change), then Electroglas may satisfy this subparagraph 0 by (A) stipulating a maximum amount of Construction Advances that BNPLC will be required to make for the applicable Construction Project as provided in the preceding clause, and
                 (B) establishing that the Current Value of the Property will be no less than fifty percent (50%) of Stipulated Loss Value upon completion of the Construction Project and after BNPLC provides Construction Advances equal to the maximum so stipulated.

                 (vi) Estoppel Letters Required. Upon the execution of each general construction contract for the initial Construction Project and any material subsequent Construction Projects, Electroglas shall cause the contractor thereunder to execute and deliver to BNPLC an estoppel letter substantially in the form of Exhibit 0 attached hereto. Electroglas shall also cause the architect and engineer under any material architectural or engineering contract for a Construction Project to execute and deliver to BNPLC an estoppel letter substantially in the form of Exhibit 0 attached hereto.

                 (vii) Advances Not a Waiver. No funding of Construction Advances and no failure of BNPLC to object to any Construction Project proposed or constructed by Electroglas shall constitute a waiver by BNPLC of the requirements contained in this subparagraph 0.

                 (c) Conditions to Construction Advances. BNPLC's obligation to make Construction Advances from time to time under this Paragraph 0 shall be subject to the following terms and conditions, all of which are intended for the sole benefit of BNPLC:

                 (i) Prior Notice. Electroglas must make a request in substantially the form attached to this Lease as Exhibit 0 for any Construction Advance at least five Business Days prior to the Advance Date upon which the advance is to be paid. BNPLC shall consider in good faith any changes to the Construction Advance request forms attached hereto that Electroglas may reasonably request for a particular Construction Project, provided the requested changes do not impair BNPLC's rights or create or increase any liability BNPLC may have in connection with the applicable Construction Project.

                 (ii) Amount of the Advances. No Construction Advance shall exceed the lesser of:

                          a) the Maximum Construction Allowance, less the then Outstanding Construction Allowance (computed after adding any Carrying Costs accrued for the period ending on the Advance Date upon which such Construction Advance is to be made) and less any Qualified Payments previously deducted for purposes of computing such Outstanding Construction Allowance; or

                          b) (1) the actual costs and expenses previously incurred or paid by Electroglas (in addition to expenses already included in Transaction Expenses) for the preparation, negotiation and execution of this Lease and the Purchase Documents, for Construction Projects (including soft costs), or as Commitment Fees or Administrative Fees, less (2) the sum of all prior Construction Advances made under this Paragraph 0 to Electroglas as reimbursement for such costs and expenses.

                 (iii) Other Restrictions on the Amount of Advances. No Construction Advance shall be required that would cause the cost of completing any Construction Project previously commenced, as estimated by BNPLC in good faith, to exceed the difference computed by subtracting (1) the Carrying Costs then projected by BNPLC to be added to the Construction Allowance, from (2) the Construction Allowance remaining to be advanced. Nor shall any Construction Advance (other than the final Construction Advance) be requested for an amount less than $500,000.

                 (iv) Insurance. Electroglas shall have obtained and provided certificates (or, in the case of clause a) below, title policies or binders) reasonably satisfactory to BNPLC evidencing insurance covering the Property as follows (in addition to the liability insurance required under subparagraph 0):

                                  a)       Title Insurance.  An owner's title
                 insurance policy (or binder committing the applicable title insurer to issue an owner's title insurance policy, without the payment of further premiums) in the amount of no less than sum of the Initial Funding Advance plus the Maximum Construction Allowance, in form and substance satisfactory to BNPLC, written by one or more title insurance companies satisfactory to BNPLC and insuring BNPLC's fee interest in the Land and Improvements to be constructed on the Land; and

                                  b) Builder's Risk Insurance. Builder's Completed Value Risk and such other hazard insurance as is reasonably required to protect BNPLC's and Electroglas' interests in the Improvements under construction against risks of physical loss, such insurance to be maintained by Electroglas (or by its general contractor) at all times until completion of the initial Construction Project or any subsequent Construction Projects in accordance with the standards and requirements set forth in subparagraph 0.

                 (v) Progress of Construction. Each Construction Project which has commenced but not yet been completed shall be progressing in a good and workmanlike manner and substantially in accordance with Applicable Laws, with Permitted Encumbrances, with Development Documents and with the requirements of this Lease, and Electroglas shall have corrected or be diligently pursuing the correction of any significant defect in the construction thereof of which Electroglas has received notice.

                 (vi) Evidence of Costs and Expenses to be Reimbursed. To the extent contemplated by the Construction Advance request forms attached as Exhibit 0, or otherwise reasonably required by BNPLC at the time a Construction Advance is to be made, Electroglas shall have submitted invoices, requests for payment from contractors and other evidence that all costs and expenses for which Electroglas requests reimbursement constitute actual costs and expenses incurred by Electroglas for a Construction Project.

                 (vii) No Sale of BNPLC's Interest. No sale of BNPLC's interest in the Property shall have occurred pursuant to the Purchase Agreement.

                 (viii) No Event of Default. No Event of Default shall have occurred and be continuing under this Lease.

                 (ix) Certificate of No Default and Other Matters. Electroglas shall have provided to BNPLC, with the notice requesting the Construction Advance described in clause (i) above, a current certificate of an officer of Electroglas in the form included in
         Exhibit 0 [with no significant exceptions listed in part b) of the certificate] and shall have provided a copy of such certificate to the Participants. Without limiting the foregoing, BNPLC may decline to advance any amount when Electroglas is unable to truthfully certify, as contemplated in
         Exhibit 0, that no liens are being asserted against any part of or interest in the Property that in the aggregate secure or allegedly secure more than $1,000,000 of claims by Potential Lien Claimants, regardless of whether any such liens have caused an Event of Default to occur hereunder or are being contested by Electroglas as permitted by subparagraph 0. (As used in this subparagraph a lien will be considered as "being asserted" if a claim of lien relating thereto shall have been recorded and not discharged by payment or settlement.)

                 (x) Funding by Participants. Any condition set forth in the Construction Funding Agreement concerning funding by Participants shall have been satisfied.

                 (d) Breakage Costs for Construction Advances Requested But Not Taken. If Electroglas requests but thereafter declines to accept any Construction Advance, or if Electroglas requests a Construction Advance that it is not permitted to take because of its failure to satisfy any of the conditions specified in subparagraph 0, Electroglas shall pay upon demand any resulting Breakage Costs. However, for purposes of this subparagraph, a request for a Construction Advance by Electroglas will be considered as if it had never been made if BNPLC actually receives written notice from Electroglas, no later than three Business Days prior to the Advance Date upon which the requested advance is to be made, stating that Electroglas unconditionally rescinds the request.

         7.      Other Obligations of and Limited Representations by BNPLC.

                 (a) Cooperation of BNPLC to Facilitate Construction and Development. During the Term BNPLC shall take any action reasonably requested by Electroglas to facilitate the construction or development of the Property permitted by this Lease; provided, however, that:

                 (i) This subparagraph 0 shall not impose upon BNPLC the obligation to take any action that can be taken by Electroglas, Electroglas' Affiliates or anyone else other than BNPLC as the owner of the Land, the Improvements or any other interests in the Property.

                 (ii) Without limiting BNPLC's obligations under Paragraph 0, BNPLC shall not be required by this subparagraph 0 to make any payment to another Person unless BNPLC shall first have received funds from Electroglas, in excess of any other amounts due from Electroglas hereunder, sufficient to make the payment.

                 (iii) BNPLC shall have no obligations whatsoever under this subparagraph at any time when an Event of Default shall have occurred and be continuing.

                 (iv) Electroglas must request any action to be taken by BNPLC pursuant to this subparagraph, and such request must be specific and in writing, if required by BNPLC at the time the request is made.

                 (v) No action may be required of BNPLC pursuant to this subparagraph 0 that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of BNPLC's rights under other provisions of this Lease or the Purchase Documents or that for any other reason is reasonably objectionable to BNPLC.

         The actions BNPLC shall take pursuant to this subparagraph 0 if reasonably requested by Electroglas will include, subject to the conditions listed in the proviso above, joining in or consenting to any (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Real Property, (II) release or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Real Property or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (other than with Electroglas or its Affiliates) for the use and maintenance of common areas, for reciprocal rights of parking, for ingress and egress and for amendments to any Permitted Encumbrances or Development Documents (including amendments to the Development Documents that Electroglas may reasonably request to facilitate construction or development on land owned by it or its Affiliates other than the Land), (V) instruments necessary or desirable for the exercise or enforcement of rights under the Permitted Encumbrances, the Development Documents or any contract, permit, license, franchise or other right included within the term "Property", (VI) permit applications or other documents reasonably required to accommodate the construction or alteration of Improvements otherwise permitted by this Lease, (VII) confirmations of Electroglas' rights under any particular provisions of this Lease which Electroglas may wish to provide to a third party, (IX) execution or filing of a tract or parcel map subdividing the Real Property into lots or parcels or reconfiguring existing parcels, (X) agreements providing development incentives or tax abatements with respect to the Property. However, the determination of whether any such action is reasonably requested or reasonably objectionable to BNPLC may depend in whole or in part upon the extent to which the requested action shall result in a lien to secure payment or performance obligations against BNPLC's interest in the Property, shall cause a decrease in the Current Value of the Property to less than fifty percent (50%) of Stipulated Loss Value after any Qualified Payments that may result from such action are taken into account, or shall impose upon BNPLC any present or future obligations greater than the obligations BNPLC is willing to accept in reliance on the indemnifications provided by Electroglas hereunder.

         Upon request by Electroglas, BNPLC shall also provide a statement in writing certifying that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent and other amounts payable by Electroglas hereunder have been paid and stating whether BNPLC is aware of any default by Electroglas that may exist hereunder; it being intended that any such statement by BNPLC may be relied upon by anyone with whom Electroglas may intend to enter into an agreement for construction of the Improvements or other significant agreements concerning the Property.

         Any Losses incurred by BNPLC because of any action taken pursuant to this subparagraph 0 shall be covered by the indemnification set forth in subparagraph 0. Further, for purposes of such indemnification, any action taken by BNPLC will be deemed to have been made at the request of Electroglas if made pursuant to any request of counsel to or any officer of Electroglas (or with their knowledge, and without their objection) in connection with the execution or administration of this Lease or the closings under the Existing Contracts.

         To avoid construction delays or for other reasonable cause, Electroglas may ask BNPLC for an expedited response to any request for action made by Electroglas pursuant to this subparagraph 0 by delivering such request with a notice substantially in the form attached hereto as Exhibit 0. BNPLC shall endeavor in good faith to respond promptly to any such notice after the receipt of any such notice by an officer of BNPLC.

                 (b) Actions Permitted by Electroglas Without BNPLC's Consent. No refusal by BNPLC to execute or join in the execution of any agreement, application or other document requested by Electroglas pursuant to the preceding subparagraph 0 shall preclude Electroglas from itself executing such agreement, application or other document; provided, that in doing so Electroglas is not purporting to act for BNPLC and does not thereby create or expand any obligations or restrictions that encumber BNPLC's interest in the Property. Further, subject to the other terms and conditions of this Lease, Electroglas shall be entitled to do any of the following in Electroglas' own name and to the exclusion of BNPLC during the Term without any notice to or consent of BNPLC so long as no Event of Default has occurred and is outstanding and so long as Electroglas is not purporting to act for BNPLC and does not thereby create or expand any obligations or restrictions that encumber BNPLC's interest in the Property:

                 (i) to perform obligations arising under and to exercise and enforce the rights of Electroglas or the owner of the Real Property under the Development Documents, the Permitted Encumbrances and the Existing Contracts;

                 (ii) to perform obligations arising under and to exercise and enforce the rights of Electroglas or the owner of the Real Property with respect to any other contracts or documents (such as building permits) included within the Personal Property; and

                 (iii) to recover and retain any monetary damages or other benefit inuring to Electroglas or the owner of the Real Property through the enforcement of any rights, contracts or other documents included within the Personal Property (including the Development Documents and Permitted Encumbrances); provided, that to the extent any such monetary damages may become payable as compensation for an adverse impact on value of the Property, the rights of BNPLC and Electroglas hereunder with respect to the collection and application of such monetary damages shall be the same as for condemnation proceeds payable because of a taking of all or any part of the Property.

                 (c) Limited Representations by BNPLC Concerning Accounting Matters. BNPLC is not expected or required to represent or warrant that this Lease or the Purchase Documents will qualify for any particular accounting treatment under GAAP. However, to permit Electroglas to determine for itself the appropriate accounting for this Lease and the Purchase Documents, BNPLC does represent to Electroglas the following as of the Effective Date:

                 (i) BNPLC is one hundred percent (100%) owned, directly or indirectly, by BNPLC's Parent, Banque Nationale de Paris.

                 (ii) BNPLC leases properties of substantial value to more than fifteen tenants.

                 (iii) All parties to whom BNPLC has any material obligations known to BNPLC are (and are expected to be) Affiliates of Banque Nationale de Paris, Participants or participants with BNPLC in other leasing deals or loans made by BNPLC, or other tenants or borrowers in such other leasing deals or loans.

                 (iv) BNPLC has substantial assets in addition to the Property, assets which BNPLC believes to have a value far in excess of the value of the Property.

                 (v) Other than any Funding Advances provided from time to time by Participants under the Participation Agreement, BNPLC expects to obtain all Funding Advances from Banque Nationale de Paris or other Affiliates of BNPLC (including Funding Advances to cover Carrying Costs, if any, and other amounts to be capitalized as part of the Outstanding Construction Allowance, and assuming that Electroglas uses the Maximum Construction Allowance under this Lease), and to the extent that Banque Nationale de Paris or such other Affiliates themselves borrow or accept bank deposits to obtain the funds needed to provide such Funding Advances, the obligation to repay such funds shall not be limited, by agreement or corporate structure, to payments collected from Electroglas or otherwise recovered from the Property.

BNPLC does not presently anticipate any change after the Effective Date in any of the facts listed above in this subparagraph.

                 (d) Other Limited Representations by BNPLC. BNPLC represents that:

                 (i) No Default or Violation. The execution, delivery and performance by BNPLC of this Lease and the Purchase Documents do not and will not constitute a breach or default under any material contract or agreement to which BNPLC is a party or by which BNPLC is bound and do not, to the knowledge of BNPLC, violate or contravene any law, order, decree, rule or regulation to which BNPLC is subject. (As used in this subparagraph 0, "BNPLC'S KNOWLEDGE" means the present actual knowledge of Lloyd Cox, the current officer of BNPLC having primary responsibility for the negotiation of this Lease.)

                 (ii) No Suits. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to BNPLC's knowledge, threatened against BNPLC that are reasonably likely to affect BNPLC's interest in the Property or the validity, enforceability or priority of this Lease or the Purchase Documents, and BNPLC is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the business or assets of BNPLC or its interest in the Property.

                 (iii) Enforceability. The execution, delivery and performance of this Lease and the Purchase Documents by BNPLC are duly authorized, are not in contravention of or conflict with any term or provision of BNPLC's articles of incorporation or bylaws and do not, to BNPLC's knowledge, require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained or conflict with any Applicable Laws. This Lease and the Purchase Documents are valid, binding and legally enforceable obligations of BNPLC except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application; provided, BNPLC makes no representation or warranty that conditions imposed by zoning ordinances or other state or local Applicable Laws to the purchase, ownership, lease or operation of the Property have been satisfied.

                 (iv) Organization. BNPLC is duly incorporated and legally existing under the laws of Delaware and is duly qualified to do business in the State of California. BNPLC has or will obtain on a timely basis, at Electroglas' expense to the extent so provided in the other provisions of this Lease, all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation necessary to own and lease the Property and to perform its obligations under this Lease.

                 (v) Continued Existence. During the Term, BNPLC will continuously maintain its existence and qualification to do business in the State of California to the extent necessary for the performance of BNPLC's obligations hereunder.

                 (vi) No Prior Assignment. As of the Effective Date, BNPLC has not assigned or transferred any of its right, title or interest in or under the Lease or the Purchase Documents except to BNPLC's Parent in accordance with this Lease.

                 (vii) No Funding With Plan Assets. BNPLC is not acquiring its interests in the Property with, and will not knowingly accept any Funding Advances which constitute, the assets of any employee benefit plan (or its related trust).

                 (viii) Not a Foreign Person. BNPLC is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e., BNPLC is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

                 (e) Keeping Proprietary Information Confidential. BNPLC agrees to use reasonable precautions to keep confidential any "proprietary information" (as defined in Paragraph 0) that BNPLC may receive from Electroglas or otherwise discover with respect to Electroglas or Electroglas' business pursuant to this Lease or any investigation by BNPLC hereunder, except for disclosures: (i) specifically and previously authorized in writing by Electroglas; (ii) to any permitted assignee of BNPLC as to any interest in the Property so long as the assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this subparagraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to BNPLC so long as BNPLC shall inform such persons in writing (if practicable) of the confidential nature of such information and shall direct them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over BNPLC or BNPLC's Parent (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable); (vi) of information which has previously become publicly available through the actions or inactions of a person other than BNPLC not, to BNPLC's knowledge, in breach of an obligation of confidentiality to Electroglas; and (vii) to any Participant so long as the Participant has not repudiated the confidentiality provision concerning Electroglas' proprietary information set forth in the Participation Agreement between BNPLC and such Participant.

                 (f) Partial Releases. So long as no Event of Default shall have occurred and be continuing, Electroglas shall have the option from time to time during the Term to purchase or to designate one or more assignees to purchase one or more unimproved portions of the Land consisting of one or more tracts or lots that can be sold under Applicable Laws separate and apart from the rest of the Land (each, a "PARCEL"), for an amount (such amount with respect to each Parcel being referred to herein as the "PARCEL RELEASE PRICE") equal to the higher of (1) the Current Value thereof, or (2) the square footage thereof times $12,000,000 divided by the square footage of all the Land described in Exhibit A. Electroglas may exercise such option by delivering to BNPLC not less than ninety (90) days prior written notice, which written notice shall describe the Parcel or Parcels to be purchased, the date such Parcels are to be conveyed by BNPLC and whether the conveyance will be to Electroglas or an assignee designated in such notice. In each case BNPLC's obligations to convey such Parcels to Electroglas or Electroglas' assignee shall be subject to Electroglas' and/or such assignee's satisfaction of each of the following conditions:

                 1) BNPLC, Electroglas and, if applicable, such assignee shall have agreed upon, entered into and recorded such reciprocal easements, each in form and substance satisfactory to BNPLC, relating to the Land and the Parcel to be so sold as they shall deem necessary or reasonably required to preserve usefulness of the Parcels and the remaining Land after the conveyance;

                 2) It shall have been established that, following such conveyance and the application of the Partial Release Price as a Qualified Payment, the Current Value of the Property retained by BNPLC will be no less than fifty percent (50%) of Stipulated Loss Value.

                 3) Electroglas or such assignee shall have paid to BNPLC the Parcel Release Price for such Parcels; and

                 4) In addition to the Partial Release Price, Electroglas or such assignee shall have paid any Breakage Costs resulting from a sale on any date other than the day upon which ends a Base Rent Period and all costs and expenses necessary to consummate the sale, including all Attorneys' Fees of BNPLC.

Upon Electroglas' or such assignee's satisfaction of each of the foregoing conditions, BNPLC shall convey such Parcel or Parcels to Electroglas or such assignee pursuant to a quitclaim transfer of all of BNPLC's right, title and interest therein on an "AS IS, WHERE IS AND WITH ALL FAULTS" basis free and clear of this Lease, the Purchase Agreement and any Liens Removable by BNPLC, but otherwise without recourse, representation or warranty of any kind.

         8. Status of Property Acquired With Funds Provided by BNPLC. Subject in each case to Electroglas' rights under the other provisions of this Lease, all Improvements and all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature shall have been acquired on behalf of BNPLC by Electroglas, shall be owned by BNPLC and shall constitute "Property" covered by this Lease, to the extent heretofore or hereafter acquired, in whole or in part, with any portion of the Initial Funding Advance provided to Electroglas or with any Construction Advances or other funds for which Electroglas has received or hereafter receives reimbursement from the Initial Funding Advance or Construction Advances, as shall all renewals or replacements of or substitutions for the Improvements or any such other Property. Electroglas shall not authorize or permit the transfer of title to the Improvements or to any other such Property to pass through Electroglas or Electroglas' Affiliates before it is transferred to BNPLC from contractors, suppliers, vendors or other third Persons. Nothing herein shall constitute authorization of Electroglas by BNPLC to bind BNPLC to any construction contract or other agreement with a third Person, but any construction contract or other agreement executed by Electroglas for the acquisition or construction of Improvements or other components of the Property may provide for the transfer of title as required by the preceding sentence. Upon request of BNPLC made when any Event of Default has occurred and is continuing, Electroglas shall deliver to BNPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof) other than Improvements, with a certification by Electroglas that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPLC.

         9.      Environmental.

                 (a) Environmental Representations. To the knowledge of Electroglas, except as otherwise disclosed in the Environmental Report: (i) no Hazardous Substances Activity has occurred prior to the Effective Date; (ii) no owner or operator of the Property has reported or been required to report any release of any Hazardous Substances on or from the Property pursuant to any Environmental Law; and (iii) no owner or operator of the Property has received from any federal, state or local governmental authority any warning, citation, notice of violation or other communication regarding a suspected or known release or discharge of Hazardous Substances on or from the Property or regarding a suspected or known violation of Environmental Laws concerning the Property. Further, Electroglas represents that to its knowledge, the Environmental Report is not misleading or inaccurate in any material respect.

                 (b) Environmental Covenants by Electroglas. Electroglas covenants that:

                          (i) Electroglas shall not conduct or permit others to conduct Hazardous Substance Activities, except Permitted Hazardous Substance Use and Remedial Work.

                          (ii) Electroglas shall not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (1) storm water runoff, (2) waste water discharges through a publicly owned treatment works, (3) discharges that are a necessary part of any Remedial Work, and (4) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use, in each case in strict compliance with Environmental Laws.

                          (iii) Following any discovery that Remedial Work is required by Environmental Laws or otherwise reasonably required, and to the extent not inconsistent with the other provisions of this Lease, Electroglas shall promptly perform and diligently and continuously pursue such Remedial Work, in each case in strict compliance with Environmental Laws.

                          (iv) If requested by BNPLC in connection with any significant Remedial Work required by this subparagraph, Electroglas shall retain an independent Environmental Consultant or Industrial Hygienist, as appropriate, to evaluate any significant new information generated during Electroglas' implementation of the Remedial Work and to discuss with Electroglas whether such new information indicates the need for any additional measures that Electroglas should take to protect the health and safety of persons (including, without limitation, employees, contractors and subcontractors and their employees) or to protect the environment. Electroglas shall implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably required and to the extent not inconsistent with the other provisions of this Lease.

                 (c) Right of BNPLC to do Remedial Work Not Performed by Electroglas. If Electroglas' failure to cure any breach of the covenants set forth in subparagraph 0 continues beyond the Environmental Cure Period (as defined below), BNPLC may, in addition to any other remedies available to it, after notifying Electroglas of the Remedial Work BNPLC believes is needed, conduct all or any part of the Remedial Work. To the extent that Remedial Work done by BNPLC pursuant to the preceding sentence (including any removal of Hazardous Substances) is reasonably required, or is required or believed by BNPLC in good faith to be required by Applicable Law or by any demand, regulation or guideline of any governmental authority (whether or not having the force of law), the cost thereof shall be a demand obligation owing by Electroglas to BNPLC. As used in this subparagraph, "ENVIRONMENTAL CURE PERIOD" means the period ending on the earlier of: (1) one hundred eighty days after Electroglas is notified of the breach which must be cured within such period, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPLC (including the Property), (3) the date that any criminal action is overtly threatened or instituted against BNPLC or any of its directors, officers or employees because of the breach which must be cured within such period, or (4) any Designated Sale Date upon which, for any reason, Electroglas or an Affiliate of Electroglas or any Applicable Purchaser shall not purchase BNPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPLC (when taken together with any additional payments made by Electroglas pursuant to Paragraph 1(a)(ii) of the Purchase

Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

                 (d) Environmental Inspections and Reviews. BNPLC reserves the right to retain an Environmental Consultant or Industrial Hygienist to review any report prepared by Electroglas or to conduct BNPLC's own investigation to confirm whether Electroglas is complying with the requirements of this Paragraph 0. Electroglas grants to BNPLC and to BNPLC's agents, employees, consultants and contractors the right during reasonable business hours and after reasonable notice to enter upon the Property to inspect the Property and to perform such tests as BNPLC deems necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or suspected discharge of Hazardous Substances into groundwater or surface water from the Property. Electroglas shall promptly reimburse BNPLC for the reasonable fees of its Environmental Consultants and Industrial Hygienists and the costs of any such inspections and tests; provided, however, BNPLC's right to reimbursement for the reasonable fees of any consultant engaged as provided in this subparagraph or for the costs of any inspections or test undertaken as provided in this subparagraph shall be limited to the following circumstances: (1) an Event of Default shall have occurred; (2) BNPLC shall have retained the consultant to establish the condition of the Property just prior to any conveyance thereof pursuant to the Purchase Agreement or just prior to the expiration of this Lease; (3) BNPLC shall have retained the consultant to satisfy any regulatory requirements applicable to BNPLC or its Affiliates; or (4) BNPLC shall have retained the consultant because BNPLC has been notified of a violation of Environmental Laws concerning the Property or BNPLC otherwise reasonably believes that Electroglas has not complied with the requirements of this Paragraph 0.

                 (e)      Communications Regarding Environmental Matters.

                          (i) Electroglas shall immediately advise BNPLC and Participants of (1) any discovery of any event or circumstance which would render any of the representations of Electroglas herein concerning environmental matters materially inaccurate or misleading if made at the time of such discovery and assuming that Electroglas was aware of all relevant facts, (2) any Remedial Work (or change in Remedial Work) required or undertaken by Electroglas or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities,
         (3) Electroglas' discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (4) any investigation or inquiry of any failure or alleged failure by Electroglas to comply with Environmental Laws affecting the Property by any governmental authority responsible for enforcing Environmental Laws. In such event, Electroglas shall deliver to BNPLC within thirty days after BNPLC's request (or such longer period as may be reasonably required, but in any event within ninety days after BNPLC's request), a preliminary written environmental plan setting forth a general description of the action that Electroglas proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by Electroglas of this Paragraph 0, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPLC may reasonably request.

                          (ii)    Electroglas shall provide BNPLC and
         Participants with copies of all material written communications with federal, state and local governments, or agencies relating to the matters listed in the preceding clause (i). Electroglas shall also provide BNPLC and Participants with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of Electroglas to maintain or operate the Property in accordance with Environmental Laws.

                          (iii) Prior to Electroglas' submission of a Material Environmental Communication to any governmental or regulatory agency or third party, Electroglas shall, to extent practicable, deliver to BNPLC and Participants a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPLC regarding the same.
         Promptly after BNPLC's request, Electroglas shall meet with BNPLC to discuss the submission, shall provide any additional information reasonably requested by BNPLC and shall provide a written explanation to BNPLC addressing the issues raised by comments (if any) of BNPLC regarding the submission, including a reasoned analysis supporting any decision by Electroglas not to modify the submission in accordance with comments of BNPLC.

         10.     Insurance Required and Condemnation.

                 (a) Liability Insurance. Throughout the Term Electroglas shall maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property, in standard form and with an insurance company or companies reasonably acceptable to BNPLC (and BNPLC may reasonably require that such insurance be provided through insurance or reinsurance companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A- or better and a reported financial information rating of VI or better), such insurance to afford immediate protection, to the limit of not less than $20,000,000 combined single limit for bodily and personal injury, death and property damage in respect of any one accident or occurrence, with not more than $2,000,000 self-insured retention. Such commercial general liability insurance shall include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in this Lease, but such coverage or the amount thereof shall in no way limit such indemnifications. The policy evidencing such insurance shall name as additional insureds BNPLC and all Participants of which Electroglas has been notified (including BNPLC's Parent). Electroglas shall maintain with respect to each policy or agreement evidencing such commercial general liability insurance such endorsements as may be reasonably required by BNPLC and shall at all times deliver and maintain with BNPLC written confirmation (in form reasonably satisfactory to BNPLC) with respect to such insurance from the applicable insurer or its authorized agent, which confirmation must provide that insurance coverage will not be canceled or reduced without at least thirty days notice to BNPLC. Not less than fifteen days prior to the expiration date of each policy of insurance required of Electroglas pursuant to this subparagraph, Electroglas shall deliver to BNPLC a certificate evidencing a paid renewal policy or policies.

                 (b) Property Insurance. Throughout the Term Electroglas will keep all Improvements (including all alterations, additions and changes made to the Improvements) which are located within the Property insured under an "all-risk" property insurance policy (which may exclude from coverage earthquake damage, but which shall not exclude from coverage other perils normally included within the definitions of extended coverage, vandalism, malicious mischief and, if the Property is in a flood zone, flood) in the amount no less than eighty percent (80%) of the replacement value (exclusive of land, foundation, footings, excavations and grading) with endorsements for contingent liability from operation of building laws, increased cost of construction and demolition costs which may be necessary to comply with building laws. Subject to the reasonable approval of BNPLC, Electroglas will be responsible for determining the amount of property insurance to be maintained from time to time, but Electroglas must maintain such coverage on an agreed value basis to eliminate the effects of coinsurance. Such insurance must be issued by an insurance company or companies reasonably acceptable to BNPLC, and BNPLC may reasonably require that the insurance or reinsurance companies providing such insurance be rated by the A.M. Best Company of Oldwick, New Jersey as having (1) a policyholder's rating of A- or better, (2) a reported financial information rating of no less than VI, and (3) in the case of each such company, a reported financial information rating which indicates an adjusted policyholders' surplus equal to or greater than the underwriting exposure that such company has under the insurance or reinsurance it is providing for the Property. Any deductible applicable to such insurance shall not exceed $1,000,000. Such insurance shall cover not only the value of Electroglas' interest in the Improvements, but also the interest of BNPLC, and such insurance shall include provisions that BNPLC must be notified at least fifteen days prior to any cancellation or reduction of insurance coverage. The policies under which Electroglas maintains such insurance may be "blanket" policies covering not only the Property but other properties occupied or owned by Electroglas and may be builders' risk policies obtained to satisfy subparagraph 0; however, all policies must provide that proceeds paid thereunder with respect to the Property will be payable to BNPLC and Electroglas as their interests may appear, it being understood between BNPLC and Electroglas that such proceeds shall be paid to BNPLC as Escrowed Proceeds and will be applied in accordance with Paragraph 0 of this Lease. In the event any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) BNPLC may, but shall not be obligated to, make proof of loss if not made promptly by Electroglas after notice from BNPLC, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPLC for application as required by Paragraph 0, and (iii) BNPLC may settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance (provided, that so long as no Event of Default shall have occurred and be continuing, BNPLC must obtain Electroglas' consent to any such settlement). If any casualty shall result in damage to or loss or destruction of the Property, Electroglas shall give immediate notice thereof to BNPLC and Paragraph 0 shall apply.

          Notwithstanding the foregoing, however, if any insurance claim for damage to the Property is for less than $3,000,000 and no Event of Default shall have occurred and be continuing, Electroglas shall have the right to settle, adjust or compromise the claim as Electroglas deems appropriate; and Electroglas may directly receive and hold the proceeds of such claim so long as no Event of Default shall have occurred and be continuing and so long as Electroglas applies such proceeds as required by subparagraph 0.

                 (c) Failure to Obtain Insurance. If Electroglas fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPLC shall be entitled (but not required) to obtain the insurance that Electroglas has failed to obtain or for which Electroglas has not provided the required confirmation and, without limiting BNPLC's other remedies under the circumstances, BNPLC may require Electroglas to reimburse BNPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPLC until the date of reimbursement by Electroglas.

                 (d) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party shall notify the other (provided, however, BNPLC shall have no liability for its failure to provide such notice) of the pendency of such proceedings. Electroglas shall, at its expense, diligently prosecute any such proceedings and shall consult with BNPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Property and all judgments, decrees and awards for injury or damage to the Property shall be paid to BNPLC as Escrowed Proceeds for application as provided in Paragraph 0. BNPLC is hereby authorized, in the name of Electroglas, at any time when an Event of Default shall have occurred and be continuing, or otherwise with Electroglas' prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPLC shall not be in any event or circumstances liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

         Notwithstanding the foregoing provisions of this subparagraph, if condemnation proceeds totaling not more than $1,000,000 are to be recovered as a result of a taking of less than all or substantially all of the Property, Electroglas may directly receive and hold such proceeds so long as no Event of Default shall have occurred and be continuing and so long as Electroglas applies such proceeds as required by subparagraph 0.

         11.     Application of Insurance and Condemnation Proceeds.

                 (a) Collection of Insurance and Condemnation Proceeds Generally. Subject to BNPLC's rights under this Paragraph 0, and so long as no Event of Default shall have occurred and be continuing, Electroglas shall be entitled to use all property insurance and condemnation proceeds payable with respect to the Property during the Term for the restoration and repair of the Property or any remaining portion thereof. Except as provided in the last sentence of subparagraph 0 and the last sentence of subparagraph 0, all insurance and condemnation proceeds received with respect to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by Electroglas) shall be paid to BNPLC and then applied as follows:

                          (i) First, such proceeds shall be used to reimburse BNPLC for any costs and expenses, including Attorneys' Fees, incurred in connection with the collection of such proceeds.

                          (ii) Second, the remainder of such proceeds (the "REMAINING PROCEEDS") shall be held by BNPLC as Escrowed Proceeds and used to reimburse Electroglas for the actual cost of the repair, restoration or replacement of the Property. However, any Remaining Proceeds not needed for such purpose shall be applied by BNPLC as Qualified Payments, as provided in subparagraph 0, after

         Electroglas notifies BNPLC that they are not needed for repairs, restoration or replacement.

                 (b) Administration of Remaining Proceeds; Electroglas' Obligation to Restore. Any Remaining Proceeds held by BNPLC as Escrowed Proceeds shall be deposited by BNPLC in an interest bearing account as provided in the definition of Escrowed Proceeds in the attached List of Defined Terms and shall be paid to Electroglas or to third parties as Electroglas may direct as the applicable repair, restoration or replacement progresses and upon compliance by Electroglas with such terms, conditions and requirements as may be reasonably imposed by BNPLC, but in no event shall BNPLC be required to pay any Escrowed Proceeds to Electroglas in excess of the actual cost to Electroglas of the applicable repair, restoration or replacement, as evidenced by invoices or other documentation reasonably satisfactory to BNPLC, it being understood that BNPLC may retain and, as provided in subparagraph 0, apply any such excess as a Qualified Payment. In any event, Electroglas will not be entitled to any abatement or reduction of the Base Rent or any other amount due hereunder except to the extent that such excess Remaining Proceeds result in Qualified Payments which reduce Stipulated Loss Value (and thus payments computed on the basis of Stipulated Loss Value) as provided in the definitions set out in the attached List of Defined Terms. Further, notwithstanding the inadequacy of the Remaining Proceeds held by BNPLC as Escrowed Proceeds, if any, or anything herein to the contrary, Electroglas must, after any taking of less than all or substantially all of the Property by condemnation and after any damage to the Property by fire or other casualty, either:

                          (1) promptly restore or improve the Property or the remainder thereof to a Current Value of no less than fifty percent (50%) of Stipulated Loss Value (computed after the application of any Remaining Proceeds as a Qualified Payment) and to a reasonably safe and sightly condition; or

                          (2) promptly restore the Property to a reasonably safe and sightly condition and pay to BNPLC for application as a Qualified Payment the amount (if any), as determined by BNPLC, needed to reduce Stipulated Loss Value (computed after the application of such amount and any available Remaining Proceeds as Qualified Payments) to no more than two hundred percent (200%) of the Current Value of the Property or remainder thereof.

                 (c) Special Provisions Concerning Event of Defaults and Qualified Payments. If an Event of Default shall have occurred and be continuing, then notwithstanding the foregoing, BNPLC shall be entitled to receive and collect all insurance or condemnation proceeds payable with respect to the Property, and BNPLC shall be entitled to either, at the discretion of BNPLC, (A) hold all Remaining Proceeds as Escrowed Proceeds until paid to Electroglas as reimbursement for the actual and reasonable cost of repairing, restoring or replacing the Property when Electroglas has completed such repair, restoration or replacement, or (B) apply such proceeds as Qualified Payments when and to the extent deemed appropriate by BNPLC.

         When no Event of Default shall have occurred and be continuing, BNPLC shall apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Payment) as a Qualified Payment on any date that BNPLC is directed to do by a notice from Electroglas; provided, that if such a notice from Electroglas specifies an effective date for a Qualified Payment that is less than five (5) Business Days after BNPLC's actual receipt of the notice, BNPLC may postpone the date of the Qualified Payment to any date not later than five (5) Business Days after BNPLC's receipt of the notice. In any event, except when BNPLC is required by the preceding sentence to apply Remaining Proceeds or other amounts as a Qualified Payment at the end of a Base Rent Period, BNPLC may deduct Breakage Costs incurred in connection with any Qualified Payment from the Remaining Proceeds or other amounts available for application as the Qualified Payment, and Electroglas will reimburse BNPLC upon request for any such Breakage Costs that BNPLC incurs but does not deduct.

                 (d) Takings of All or Substantially All of the Property. In the event of any taking of all or substantially all of the Property, BNPLC shall be entitled to apply all Remaining Proceeds as a Qualified Payment, notwithstanding the foregoing. In addition, if Stipulated Loss Value immediately prior to any taking of all or substantially all of the Property by condemnation exceeds the sum of the Remaining Proceeds resulting from such condemnation, then BNPLC shall be entitled to recover the excess from Electroglas upon demand as an additional Qualified Payment, whereupon this Lease shall terminate. Any taking of so much of the Real Property as, in BNPLC's reasonable good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (1) of subparagraph 0 shall be considered a taking of substantially all the Property for purposes of this Paragraph 0.

                 (e) Waiver of Subrogation. Without limiting Electroglas' obligations to make repairs under other provisions of this Lease, BNPLC and Electroglas each waive any right of recovery against the other, and the other's agents, officers or employees, for any damage to the Property or to the personal property situated from time to time in or on the Real Property resulting from fire or other casualty covered by a valid and collectible insurance policy; provided, however, that the waiver set forth in this subparagraph 0 shall be effective insofar, but only insofar, as compensation for such damage or loss is actually recovered by the waiving party (net of costs of collection) under the policy notwithstanding the waivers set out in this subparagraph. Electroglas shall cause the insurance policies required of Electroglas by this Lease to be properly endorsed, if necessary, to prevent any loss of coverage because of the waivers set forth in this subparagraph. If such endorsements are not available at commercially reasonable rates, the waivers set forth in this subparagraph shall be ineffective to the extent that such waivers would cause required insurance with respect to the Property to be impaired.

         12. Additional Representations, Warranties and Covenants of Electroglas Concerning the Property. Electroglas represents, warrants and covenants as follows:

                 (a) Compliance with Covenants and Laws. The use of the Property permitted by this Lease complies, or will comply after Electroglas obtains available permits as the tenant under this Lease, in all material respects with all Applicable Laws. Electroglas has obtained or will promptly obtain all utility, building, health and operating permits as may be required by any governmental authority or municipality having jurisdiction over the Property for the use of the Property for the purposes permitted by the Lease.

                 (b)      Condition of Property.  The Land as described in
Exhibit 0 is the same as the land shown on the plat included as part of the survey prepared by Michael B. Marx, Registered Professional Land Surveyor # 5181, dated February 21, 1997, which was delivered to BNPLC at the request of Electroglas. Electroglas is not aware of any latent or patent material defects or deficiencies in the Property that, either individually or in the aggregate, could materially and adversely affect the use or occupancy of the Property as permitted by the Lease or could reasonably be anticipated to endanger life or limb. No part of the Real Property is within a flood plain as designated by any governmental authority. When the initial Construction Project has been completed in accordance with the requirements of this Lease, adequate provision will have been made for the Property to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities. All streets, alleys and easements necessary to serve the Property have been completed and are serviceable or will be so when the initial Construction Project is complete. Access to the Land, sufficient for its development in a manner that would justify the purchase price required by the Existing Contracts, is available over adjacent dedicated public streets or over private, perpetual right-of-way easements appurtenant to the Land. The Property will be, when the initial Construction Project is complete, in a condition satisfactory for its use and occupancy.

                 (c) Defense of Adverse Title Claims. If any encumbrance or title defect affecting the Property is claimed or discovered (excluding Permitted Encumbrances and any Liens Removable by BNPLC) or if any legal proceedings are instituted with respect to title to the Property, Electroglas shall give prompt notice thereof to BNPLC and at Electroglas' own cost and expense will promptly remove (or provide a Statutory Bond to release BNPLC and Property from) any such encumbrance and cure any such defect and will take all necessary and proper steps for the defense of any such legal proceedings, including the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims. If Electroglas fails to promptly remove any encumbrance or cure any title defect, BNPLC (whether or not named as a party to legal proceedings with respect thereto) shall be entitled to take such additional steps as in its judgment may be necessary or proper to remove such encumbrance or cure such defect or for the defense of any such attack or legal proceedings or the protection of BNPLC's interest in the Property, including the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Property, the removal of prior liens or security interests, and all expenses (including Attorneys' Fees) so incurred of every kind and character shall be a demand obligation owing by Electroglas.

         For purposes of this subparagraph 0, Electroglas shall be deemed to be acting promptly to remove any encumbrance or to cure any title defect, other than a Lien which Electroglas or any of its Affiliates has granted or authorized, so long as Electroglas is in good faith by appropriate proceedings contesting (or causing a title insurer to contest) the validity and applicability of the encumbrance or defect, and pending such contest Electroglas shall not be deemed in default under this subparagraph because of the encumbrance or defect, provided that Electroglas must satisfy the following conditions and requirements:

                 (1) Electroglas must diligently prosecute (or cause a title insurer to diligently prosecute) the contest to completion in a manner reasonably satisfactory to BNPLC.

                 (2) Electroglas must immediately remove (or cause a title insurer to immediately remove) the encumbrance or cure the defect upon a final determination by a court of competent jurisdiction that it is valid and applicable to the Property.

                 (3) Electroglas must in any event conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against BNPLC or the Property because of such encumbrance or defect, all prior to the earlier of (i) the date that any criminal charges is overtly threatened or instituted against BNPLC or any of its directors, officers or employees because of such encumbrance or defect, (ii) the date that any action is taken or threatened against BNPLC or any property owned by BNPLC (including the Property) by any governmental authority or any other Person who has or claims rights superior to BNPLC because of the encumbrance or defect, or (iii) any Designated Sale Date upon which, for any reason, Electroglas or an Affiliate of Electroglas or any Applicable Purchaser shall not purchase BNPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPLC (when taken together with any additional payments made by Electroglas pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

                 (d) Prohibition Against Consensual Liens Against the Leased Property. Electroglas shall not, without the prior consent of BNPLC, create, place or authorize, any deed of trust, mortgage or other Lien against or covering the Property or any part thereof (other than Permitted Encumbrances and Liens Removable by BNPLC), regardless of whether the same are expressly or otherwise subordinate to this Lease or BNPLC's interest in the Property.

                 (e) Operation of Property. Electroglas shall operate the Property in a good and workmanlike manner and in a manner that causes it to comply in all material respects with Applicable Laws. (For purposes of this Lease, "material" noncompliance with Applicable Law will include any noncompliance, the correction of which has been requested by a governmental authority, or because of which a threat of action against the Property or BNPLC has been asserted by a governmental authority.) Electroglas shall not use or occupy or allow the use or occupancy of the Property in any manner which violates any Applicable Law in any material respect or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. To the extent that any of the following could, individually or in the aggregate, reduce the value of the Property and leave the Property with a Current Value of less than fifty percent (50%) of Stipulated Loss Value, Electroglas shall not: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. If a change in the zoning or other Applicable Laws affecting the permitted use or development of the Property shall occur that BNPLC determines will reduce the value of the Property, and if after such reduction the Current Value of the Property shall be less than fifty percent (50%) of Stipulated Loss Value, then Electroglas shall before the Designated Sale Date pay BNPLC an amount equal to such excess for application as a Qualified Payment. Electroglas shall not cause or consent to any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property. If Electroglas receives a notice or claim from any federal, state or other governmental authority that the Property is not in compliance with any Applicable Law in any material respect, or that any action may be taken against BNPLC because the Property does not comply with any Applicable Law, Electroglas shall promptly furnish a copy of such notice or claim to BNPLC.

         Notwithstanding the foregoing, Electroglas may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest Electroglas shall not be deemed in default hereunder because of a violation of such Applicable Law, if Electroglas diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPLC, and if Electroglas promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest shall be concluded and the violation of such Applicable Law must be corrected by Electroglas and any claims asserted against BNPLC or the Property because of such violation must be paid by Electroglas, all prior to the earlier of (i) the date that any criminal action is overtly threatened or instituted against BNPLC or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken or overtly threatened by any governmental authority against BNPLC or any property owned by BNPLC (including the Property) because of such violation, or (iii) any Designated Sale Date upon which, for any reason, Electroglas or an Affiliate of Electroglas or any Applicable Purchaser shall not purchase BNPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPLC (when taken together with any additional payments made by Electroglas pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

                 (f) Debts for Construction, Maintenance, Operation or Development. Electroglas shall cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including all debts and liabilities for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid; provided, nothing in this subparagraph will be construed to make Electroglas liable for Liens Removable by BNPLC or Excluded Taxes.

         Notwithstanding the foregoing, Electroglas may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien and pending such contest Electroglas shall not be deemed in default under this subparagraph (or subparagraphs 0 or 0) because of the contested lien if (1) within thirty days after being asked to do so by BNPLC, Electroglas provides one or more Statutory Bonds to release the Property and BNPLC from all contested liens alleged to secure an amount in excess of $1,000,000 (individually or in the aggregate), (2) Electroglas diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPLC, and (3) Electroglas promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs must be paid by Electroglas prior to the earlier of (i) the date that any criminal action is overtly threatened or instituted against BNPLC or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPLC has an interest may be seized or sold or any other action is taken or overtly threatened against BNPLC or any property in which BNPLC has an interest because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, Electroglas or an Affiliate of Electroglas or any Applicable Purchaser shall not purchase BNPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPLC (when taken together with any additional payments made by Electroglas pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

                 (g) Repair, Maintenance, Alterations and Additions. Electroglas shall keep the Property in good order, operating condition and appearance, causing all necessary repairs, renewals and replacements to be promptly made, and will not allow any of the Property to be materially misused, abused or wasted. To the extent that any of the following could, individually or in the aggregate, reduce the value of the Property and leave the Property with a Current Value of less than fifty percent (50%) of Stipulated Loss Value, Electroglas shall not: (i) fail to promptly replace any worn-out fixtures or material items of tangible Personal Property covered by this Lease with fixtures or other tangible Personal Property comparable to the replaced fixtures or Personal Property when new, (ii) remove from the Property any fixtures or tangible Personal Property of significant value covered by this Lease except such as are replaced by Electroglas by articles of equal suitability and value, free and clear of any Lien other than Permitted Encumbrances or Liens Removable by BNPLC, or (iii) make any significant alterations to any Improvements after they are completed. Without limiting the foregoing, Electroglas will notify BNPLC before making any alterations to the Improvements which could materially and adversely reduce the market value of or which change the general character of the Property or which impair in any significant manner the useful life or utility of any Improvements.

         Nothing in this subparagraph is intended to limit Electroglas' rights and obligations under other provisions of this Lease with respect to the construction of the initial or any subsequent Construction Project permitted by other provisions of this Lease.

                 (h) Compliance With Permitted Encumbrances and Development Contracts. Electroglas shall comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of the Property by the Permitted Encumbrances or the Development Contracts.

                 (i) Modification of Permitted Encumbrances and Development Contracts. Electroglas shall not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance or Development Contract that would create or expand or purport to create or expand obligations or restrictions which would encumber the Property or any improvements constructed thereon without the prior consent of BNPLC. Whether BNPLC must give any such consent requested by Electroglas during the term of the Lease shall be governed by subparagraph 0.

                 (j) Books and Records Concerning the Property. Electroglas shall keep books and records that are accurate and complete in all material respects for the Property and will, subject to Paragraph 0, permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPLC or any of the Participants.

                 (k) Compliance With the Existing Contracts. Electroglas shall comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of the Property by the Existing Contracts and the deeds and other documents delivered in connection with the closings thereunder.

         13.     Assignment and Subletting by Electroglas.

                 (a) BNPLC's Consent Required. Except as required to satisfy subparagraphs 0 and 0, Electroglas shall not, without the prior consent of BNPLC in each case, assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of Electroglas hereunder or sublet all or any part of the Property, by operation of law or otherwise; provided, that, so long as no Event of Default has occurred and is continuing, Electroglas shall be entitled without the consent of BNPLC to (1) assign Electroglas' rights under this Lease and the Purchase Documents to an Affiliate of Electroglas pursuant to a written assignment unconditionally providing that the Affiliate assumes Electroglas' obligations hereunder and thereunder and that Electroglas ratifies and confirms for the benefit of BNPLC Electroglas' responsibility and liability to BNPLC under this Lease and the Purchase Documents, and (2) sublet all or any portion of the Property if:

                          (i) any sublease by Electroglas is made expressly subject and subordinate to the terms hereof;

                          (ii) no sublease has a term longer than the remainder of the then effective term of this Lease;

                          (iii) each sublease expressly prohibits any use not consistent with subparagraph 0, and, with respect to any sublessee not an Affiliate of Electroglas, expressly prohibits any manufacturing use not approved in advance by BNPLC as a use that will not present any extraordinary risk of environmental or other uninsured liability; and

                          (iv) the subleases by Electroglas to anyone other than its own Affiliates are limited to sixty-five percent (65%) of the square footage of completed building Improvements.

                 (b) Standard for BNPLC's Consent to Assignments and Certain Other Matters. Consents and approvals of BNPLC which are required by this Paragraph 0 will be in BNPLC's reasonable discretion. Without limiting the foregoing, Electroglas acknowledges that BNPLC's withholding of such consent or approval shall be reasonable if BNPLC determines in good faith that
(1) giving the approval may increase BNPLC's risk of liability for any existing or future environmental problem, (2) giving the approval is likely to substantially increase BNPLC's administrative burden of complying with or monitoring Electroglas' compliance with the requirements of this Lease, or (3) any transaction for which Electroglas has requested the consent or approval would negate

Electroglas' representations in this Lease regarding ERISA or cause this Lease or the Purchase Documents (or any exercise of BNPLC's rights hereunder or thereunder) to constitute a violation of any provision of ERISA.

                 (c) Consent Not a Waiver. No consent by BNPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or Electroglas' interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPLC's consent, shall release Electroglas from liability hereunder; and any such consent shall apply only to the specific transaction thereby authorized and shall not relieve Electroglas from any requirement of obtaining the prior consent of BNPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of Electroglas hereunder.

         14.     Assignment by BNPLC.

                 (a) Restrictions on Transfers. Except by a Permitted Transfer, BNPLC shall not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the Purchase Documents or any interest of BNPLC in and to the Property during the Term without the prior consent of Electroglas, which consent Electroglas may withhold in its sole and absolute discretion.

                 (b) Effect of Permitted Transfer or other Assignment by BNPLC. If, without breaching subparagraph 0, BNPLC sells or otherwise transfers the Property and assigns all of its rights under this Lease and the Purchase Documents, and if BNPLC's successor in interest to all such rights assumes in writing for the benefit of Electroglas BNPLC's obligations under this Lease and the Purchase Documents on and subject to the express terms and conditions set out herein and therein, then BNPLC shall thereby be released from any obligations arising after such assumption under this Lease (other than any liability for a breach of the landlord's obligation to provide Construction Advances) or under the Purchase Documents, and Electroglas shall look solely to each successor in interest of BNPLC for performance of such obligations.

         15. BNPLC's Right of Access; Right to Perform at the Expense of Electroglas.

         (a) BNPLC and BNPLC's representatives may enter the Property, after three Business Days advance notice to Electroglas (except in the event of an emergency, when no advance notice will be required), for the purpose of performing any work BNPLC is authorized to undertake by the next subparagraph or for the purpose confirming whether Electroglas has complied with the requirements of this Lease at any time BNPLC may reasonably question such compliance. So long as Electroglas remains in possession of the Property, BNPLC or BNPLC's representative will, before making any such inspection or performing any such work on the Property, if then requested to do so by Electroglas to maintain security: (i) sign in at Electroglas' security or information desk if Electroglas has such a desk on the premises, (ii) wear a visitor's badge or other reasonable identification provided by Electroglas when BNPLC or BNPLC's representative first arrives at the Property, (iii) permit an employee of Electroglas to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security, health or safety requirements of Electroglas, as Electroglas may establish from time to time in accordance with good industry practices, provided that such other requirements do not, individually or in the aggregate, substantially interfere with or delay inspections or work of BNPLC authorized by this Lease.

         (b) If Electroglas fails to perform any act or to take any action which hereunder Electroglas is required to perform or take, or to pay any money which hereunder Electroglas is required to pay, and if such failure or action constitutes an Event of Default or causes BNPLC or any director, officer, employee or Affiliate of BNPLC to be overtly threatened with criminal prosecution or renders BNPLC's interest in the Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPLC, and any money so paid by BNPLC, shall be a demand obligation owing by Electroglas to BNPLC. Further, BNPLC, upon making such payment, shall be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein shall imply any duty upon the part of BNPLC to do any work which under any provision of this Lease Electroglas may be required to perform, and the performance thereof by BNPLC shall not constitute a waiver of Electroglas' default. BNPLC may during the progress of any such work permitted by BNPLC hereunder on or in the Property keep and store upon the Property all necessary materials, tools, and equipment. BNPLC shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Electroglas or the subtenants of Electroglas by reason of making such repairs or the performance of any such work on or in the Property, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work (except for liability in connection with death or injury or damage to the property of third parties caused by [and attributed by any applicable principles of comparative fault to] the Established Misconduct of BNPLC), and the obligations of Electroglas under this Lease shall not thereby be excused in any manner.

         16. Other Representations, Warranties and Covenants of Electroglas. Electroglas represents, warrants and covenants as follows:

                 (a) Financial Statements; Required Notices; Certificates as to Default. Electroglas shall deliver to BNPLC and to each Participant of which Electroglas has been notified:

                 (i) as soon as available and in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of Electroglas, the unaudited consolidated balance sheet of Electroglas and its Subsidiaries as of the end of such quarter and consolidated unaudited statements of income, stockholders' equity and cash flow of Electroglas and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form figures for the corresponding period in the preceding fiscal year, in the case of such statements of income, stockholders' equity and cash flow, and figures for the preceding fiscal year in the case of such balance sheet, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPLC by a Responsible Financial Officer of Electroglas (subject to normal year-end adjustments); provided, that so long as Electroglas is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Electroglas shall be deemed to have satisfied its obligations under this clause (i) if Electroglas delivers to BNPLC the same quarterly reports, certified by a Responsible Financial Officer of Electroglas (subject to year-end adjustments), that Electroglas delivers to its shareholders;

                 (ii) as soon as available and in any event within one hundred twenty days after the end of each fiscal year of Electroglas, the consolidated balance sheet of Electroglas and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, stockholders' equity and cash flow of Electroglas and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPLC by Ernst & Young or other independent public accountants of recognized national standing reasonably acceptable to BNPLC; provided, that so long as Electroglas is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Electroglas shall be deemed to have satisfied its obligations under this clause (ii) if Electroglas delivers to BNPLC the same annual report and report and opinion of accountants that Electroglas delivers to its shareholders;

                 (iii) together with the financial statements furnished in accordance with subparagraph 0 and 0, a certificate of a Responsible Financial Officer of Electroglas in the form of certificate attached hereto as Exhibit 0 (a) representing and warranting on behalf of Electroglas that no Event of Default or material Default by Electroglas has occurred and is continuing (or, if an Event of Default or material Default by Electroglas has occurred, stating the nature thereof and the action which Electroglas proposes to take with respect thereto), and (b) stating on behalf of Electroglas that the representations and warranties by Electroglas contained herein are true and correct in all material respects on and as of the date of such certificate as though made on and as of such date (or if not, a detailed description of how and why any such representations or warranties are not true and correct);

                 (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default or material Default known to a Responsible Financial Officer of Electroglas, a statement of Electroglas setting forth details of such Event of Default or material Default and the action which Electroglas has taken and proposes to take with respect thereto;

                 (v) promptly after the sending or filing thereof, copies of all such financial statements, proxy statements, notices and reports which Electroglas or any Material Subsidiary sends to its public stockholders, and copies of all reports and registration statements (without exhibits) which Electroglas or any Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) or any national securities exchange;

                 (vi) as soon as practicable and in any event within thirty days after a Responsible Financial Officer of Electroglas knows or has reason to know that any ERISA Termination Event with respect to any Plan has occurred, a statement of a Responsible Financial Officer of Electroglas describing such ERISA Termination Event and the action, if any, which Electroglas proposes to take with respect thereto;

                 (vii) upon request by BNPLC, a statement in writing certifying that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent, Administrative Fees and Commitment Fees have been paid and either stating that no default exists hereunder or specifying each such default; it being intended that any such statement by Electroglas may be relied upon by any prospective purchaser or mortgagee of the Property or any prospective Participant; and

                 (viii) subject to Paragraph 0, such other information respecting the condition or operations, financial or otherwise, of Electroglas, of its Subsidiaries or of the Property as BNPLC or any Participant may from time to time reasonably request.

BNPLC is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph 0 to any Participant and to any regulatory body having jurisdiction over BNPLC, BNPLC's Parent or any other Participant that requires or requests it.

                 (b) No Default or Violation. The execution, delivery and performance by Electroglas of this Lease and the Purchase Documents do not and will not constitute a breach or default under any other material agreement or contract to which Electroglas is a party or by which Electroglas is bound or which affects the Property, and do not violate or contravene any law, order, decree, rule or regulation to which Electroglas is subject, and such execution, delivery and performance by Electroglas will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, Electroglas' property pursuant to the provisions of any of the foregoing.

                 (c) No Suits. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to Electroglas' knowledge, threatened that will adversely affect the Property or the validity, enforceability or priority of this Lease or the Purchase Documents, and Electroglas is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the use, occupancy or operation of the Property. No condemnation or other like proceedings are pending or, to Electroglas' knowledge, threatened against the Property.

                 (d) Enforceability. The execution, delivery and performance by Electroglas of this Lease and the Purchase Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained and are not in contravention of or conflict with any applicable laws or any term or provision of Electroglas' articles of incorporation or bylaws. This Lease and the Purchase Agreement are valid, binding and legally enforceable obligations of Electroglas, each in accordance with its terms, except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application.

                 (e) Financial Matters. Electroglas is not "insolvent" on the date hereof (that is, the sum of Electroglas' absolute and contingent liabilities, including the obligations of Electroglas under this Lease and the Purchase Documents, does not exceed the fair market value of Electroglas' assets) and has no outstanding liens, suits, garnishments or court actions which could render Electroglas insolvent or bankrupt. Electroglas' capital is adequate for the businesses in which Electroglas is engaged and intends to be engaged. Electroglas has not incurred (whether hereby or otherwise), nor does Electroglas intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. There has not been filed by or, to Electroglas' knowledge, against Electroglas a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Electroglas or any significant portion of Electroglas' property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law. The financial statements and all financial data heretofore delivered to BNPLC relating to Electroglas are true, correct and complete in all material respects as of the respective dates thereof.

                 (f) Organization. Electroglas is duly incorporated and legally existing under the laws of the State of Delaware and is duly qualified to do business in the State of California. Electroglas has all requisite power and has procured or will procure on a timely basis all governmental certificates of authority, licenses, permits, qualifications and other documentation required to fulfill its obligations under this Lease or under the Purchase Documents. Electroglas has the corporate power and adequate authority, rights and franchises to own Electroglas' property and to carry on Electroglas' business as now conducted and is duly qualified and in good standing in each state in which the character of Electroglas' business makes such qualification necessary or, if it is not so qualified in a state other than California, such failure does not have a material adverse effect on the properties, assets, operations or businesses of Electroglas and its Subsidiaries, taken as a whole.

                 (g) Payment of Taxes Generally. Electroglas shall comply and cause its Material Subsidiaries to comply with all applicable tax laws and pay before the same become delinquent all taxes imposed upon any of them or upon any of their properties where the failure to so comply or so pay would have a material adverse effect on the financial condition or operations of Electroglas and its Subsidiaries taken as a whole.

         Notwithstanding the foregoing, Electroglas or any applicable Subsidiary may in good faith by appropriate proceedings contest the validity, applicability or amount of any such taxes and pending such contest Electroglas shall not be deemed in default under this subparagraph if (1) Electroglas provides security to BNPLC's satisfaction for the payment of any lien asserted against the Property and alleged to secure the contested tax, (2) Electroglas or the Subsidiary diligently prosecutes such contest to completion in an appropriate manner, and (3) Electroglas or the Subsidiary promptly causes to be paid any tax adjudged by a court of competent jurisdiction to be due, with all costs, penalties, and interest thereon, promptly after such judgment becomes final; provided, however, that in any event such contest shall be concluded and the tax, penalties, interest and costs must be paid by Electroglas or its Subsidiaries prior to the date any writ or order is issued under which any property of Electroglas or its Subsidiaries that is material to the business of Electroglas and its Subsidiaries taken as a whole may be seized or sold because of the nonpayment thereof.

                 (h) ERISA. Electroglas is not and will not become an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA. The assets of Electroglas do not and will not in the future constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Electroglas is not and will not become a "governmental plan" within the meaning of Section 3(32) of ERISA. Transactions by or with Electroglas are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. No ERISA Termination Event has occurred with respect to any Plan and Electroglas and all Material Subsidiaries are in compliance with ERISA in all material respects. Neither Electroglas nor any Material Subsidiary is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. As of the Effective Date no "accumulated funding deficiency" (as defined in Section 412(a) of the Code) exists with respect to any Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of the benefits of each Plan, if any, equals or is less than the current value of such Plan's assets available for the payment of such benefits.

                 (i) Use of Proceeds. In no event shall the funds from any Construction Advance be used directly or indirectly by any Persons for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Electroglas represents and warrants that Electroglas is not engaged principally, or as one of Electroglas' important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

                 (j) Investment Company Act. Electroglas is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (k) Omissions. None of Electroglas' representations or warranties contained in this Lease or in the Purchase Documents or in any other document, certificate or written statement furnished to BNPLC by or on behalf of Electroglas in connection with this Lease or the Purchase Documents contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

                 (l) Not a Foreign Person. Electroglas is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e. Electroglas is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

                 (m) Further Assurances. Electroglas shall, on request of BNPLC, (i) promptly correct any error or omission which may be discovered in the contents of this Lease or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Lease and to subject to this Lease any property intended by the terms hereof to be covered hereby, including any renewals, additions, substitutions, replacements or appurtenances to the Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPLC to protect its rights in and to the Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPLC to enable BNPLC, BNPLC's Parent and any other Participants to comply with the requirements or requests of any agency or authority having jurisdiction over them.

                 (n) Affirmative Financial Covenants. Electroglas shall comply with the requirements set forth in Part II of Schedule 2.

                 (o) Negative Covenants. Electroglas shall not, without the prior consent of BNPLC in each case, do any of the following:

                 (i) Merger and Consolidation. Merge into or consolidate with or into a corporation, or permit any Material Subsidiary to do so, except that subject to the other provisions of this Lease:

                 a) any Subsidiary may merge or consolidate with any other Subsidiary, and any Subsidiary may merge into Electroglas; and

                 b) Electroglas or any of its Subsidiaries may merge or consolidate with any other corporation, provided that:

                          (1) either (a) Electroglas shall continue after or as the surviving corporation or (b) the successor corporation to Electroglas shall be a solvent corporation organized under the laws of any State of the United States of America; such corporation shall expressly assume in writing all of the obligations of Electroglas under this Lease and the Purchase Documents; and such assumption shall not violate any other term, condition or provision of this Lease or the Purchase Documents; and

                          (2) after giving effect to such merger or consolidation, Electroglas or its successor corporation shall be in compliance with the requirements set forth in Part II of Schedule 2.

                 (ii) Change in Nature of Business. Make, or permit any Subsidiary to do anything that would result in, a material change in the nature of the business of Electroglas and its Subsidiaries, taken as whole, as carried on at the Effective Date.

                 (iii) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Material Subsidiary to sell, lease, transfer or otherwise dispose of, substantially all of its assets (in a single transaction or series of related transactions), except that, subject to the other provisions of this Lease:

                          a) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Electroglas or to another Subsidiary;

                          b) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets if after giving effect to the sale or other disposition, Electroglas continues to satisfy the requirements set forth in Part II of Schedule 2, and no Default or Event of Default shall have occurred and be continuing hereunder; and

                          c) Electroglas may sell or dispose of its interest in the Property with all or substantially all of its assets to any other corporation, provided that:

                          (1) the acquiring corporation shall be a solvent corporation organized under the laws of any State of the United States of America; such acquiring corporation shall expressly assume in writing all of the obligations of Electroglas under this Lease and the Purchase Documents; and such assumption shall not violate any other term, condition or provision of this Lease or the Purchase Documents; and

                          (2)     after giving effect to such sale or
                          disposition the financial condition of the acquiring corporation shall satisfy the requirements set forth in Part II of Schedule 2, and no Default or Event of Default shall have occurred and be continuing;

                 provided, however, that no such sale shall release Electroglas from any of its obligations and liabilities under this Lease or the Purchase Documents unless such sale is followed by the complete liquidation of Electroglas and substantially all the assets of Electroglas are distributed in such liquidation as soon as reasonably possible (but not more than thirty days) following such sale.

                 (iv) Multiemployer ERISA Plans. Incur or permit any Material Subsidiary to incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

                 (v) Prohibited ERISA Transaction. Subject to the representation of BNPLC set forth in subparagraph 0, enter into any transaction which would cause this Lease, the Purchase Documents or any other document executed in connection herewith (or any exercise of BNPLC's rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA.

                 (vi) Liens. Create, incur, assume or suffer to exist, or permit any Material Subsidiary to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired other than Liens created by this Lease or the Purchase Documents; provided, however, that the following shall be permitted except to the extent that they would encumber any interest in the Property in violation of other provisions of this Lease or would encumber Collateral in violation of the Pledge Agreement:

                          a) Liens for taxes or assessments or other government
                 charges or levies if not yet delinquent or if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                          b) Liens that secure obligations incurred in the
                 ordinary course of business, that are not past due for more than sixty days (or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established) and that:

                                  (1) are imposed by law, such as mechanic's,
                          materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens; or

                                  (2) encumber only equipment or other tangible
                          personal property and any proceeds thereof (including Liens created by equipment leases) and are imposed to secure the payment of the purchase price or other direct costs of acquiring the equipment or other tangible personal property they encumber;

                          c) Liens under workmen's compensation, unemployment
                 insurance, social security or similar legislation (other than ERISA);

                          d) Liens, deposits or pledges to secure the
                 performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                          e) judgment and other similar Liens arising in
                 connection with court proceedings; provided that the execution or other enforcement of such Liens which, individually or in the aggregate, exceed $1,000,000 is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                          f) easements, rights-of-way, restrictions and other
                 similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Electroglas or any such Material Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                          g) Liens securing obligations of such a Subsidiary to
                 Electroglas or to another such Subsidiary;

                          h) Liens incurred after the date of this Lease given
                 to secure the payment of the purchase price or other direct costs incurred in connection with the acquisition, construction, improvement or rehabilitation of assets, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by Electroglas or a Subsidiary of any business entity (including a Subsidiary) then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach, provided that (i) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets, the Lien shall be created within six (6) months of the later of the acquisition of, or the completion of the construction or improvement in respect of, such assets and shall attach solely to such assets, and (ii) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets, at the time such Liens are imposed, the aggregate amount remaining unpaid on any such Debt secured by Liens on such assets (whether or not assumed by Electroglas or a Subsidiary) shall not exceed (1) an amount, in the case of any such Lien that secures Debt for which Electroglas or the applicable Subsidiary has no personal liability beyond its interest in such assets, equal to one hundred percent (100%) of the total purchase price, at the time such Debt is incurred, of such assets or (2) an amount, in the case of any such Lien that secures Debt for which Electroglas or the applicable Subsidiary has personal liability beyond its interest in such assets, equal to seventy-five percent (75%) of the lesser of the total purchase price or fair market value, at the time such Debt is incurred, of such assets;

                          i) mortgages, deeds of trust, equipment leases and
                 other Liens existing as of the date of this Lease, excluding any such Liens that constitute Liens against Electroglas' interest in any Material Subsidiary or that constitute blanket Liens against all or substantially all of the inventory, receivables, general intangibles or equipment of Electroglas or of any Material Subsidiary;

                          j) leases and subleases granted by Electroglas or any
                 such Subsidiary to third parties in
                 the ordinary course of business;

                          k) Liens not otherwise permitted by this subsection 0
                 (and not encumbering the Leased Property or any Collateral) which secure the payment of Debt or any judgment rendered against Electroglas or a Material Subsidiary, provided that
                 (i) at no time does the sum of the aggregate amount of all outstanding Debt and judgments secured by such Liens exceed ten percent of the Consolidated Tangible Net Worth (as defined in Part I of Schedule 2) of Electroglas, and (ii) such Liens do not constitute (A) Liens against Electroglas' interest in any Material Subsidiary or (B) blanket Liens against all or substantially all of the inventory, receivables, general intangibles or equipment of (I) Electroglas or (II) any Material Subsidiary whose inventory, receivables, general intangibles or equipment, as the case may be, represent more than ten percent of the total inventory, receivables, general intangibles or equipment, as the case may be, of Electroglas and its Subsidiaries determined on a consolidated basis;

                          l) Liens incurred in connection with any renewals,
                 extensions or refundings of any Debt secured by Liens described in the other clauses of this subsection 0 set forth above, provided that there is no increase in the aggregate principal amount of Debt secured thereby from that which was outstanding as of the date of such renewal, extension or refunding and no additional property is encumbered; and

                          m) Liens granted or created by Electroglas or such
                 Material Subsidiary to secure the payment of money borrowed by Electroglas or such Material Subsidiary from a third party not an Affiliate of Electroglas and also to secure, equally and ratably and otherwise in a manner reasonably acceptable to BNPLC, Electroglas' obligations under this Lease and the Purchase Agreement.


                 (vii) Transactions with Affiliates. Enter into, or permit any Material Subsidiary to enter into, any transactions that individually or in the aggregate are material to Electroglas or such Material Subsidiary (including the purchase, sale or exchange of property or the rendering of any service) with Affiliates of Electroglas (other than Subsidiaries of Electroglas), except upon fair and reasonable terms no less favorable to Electroglas or the Material Subsidiary (as determined in good faith by the board of directors of Electroglas) than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Electroglas.

         17.     Events of Default.

                 (a) Definition of Events of Default. Each of the following events shall be deemed to be an "EVENT OF DEFAULT" by Electroglas under this Lease:

                 (i) Electroglas shall fail to pay when first due any Base Rent, Administrative Fees or Commitment Fees and such failure shall continue for three Business Days after Electroglas is notified thereof.

                 (ii) Electroglas shall fail to pay when first due any Rent other than Base Rent, Administrative Fees or Commitment Fees, and such failure shall continue for thirty days after Electroglas is notified thereof.

                 (iii) Electroglas shall fail to comply with any term, provision or covenant of this Lease, other than as described in the other clauses of this subparagraph 0, and shall not cure such failure prior to the earlier of (A) thirty days after notice thereof is sent to Electroglas, or (B) the date any writ or order is issued for the levy or sale of any property owned by BNPLC (including the Property) because of such failure or any criminal action is overtly threatened or instituted against BNPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal action is overtly threatened or instituted, the period within which such failure may be cured by Electroglas shall be extended for a further period (not to exceed an additional ninety days) as shall be necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) Electroglas shall promptly have commenced to cure such failure and shall thereafter continuously prosecute the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in the case of such a failure that occurs or commences more than thirty-five days prior to the expiration of this Lease, cause the period for cure to extend beyond five days prior to the expiration of this Lease.

                 (iv) Electroglas shall fail to comply with any term, provision or condition of the Purchase Documents and, if the Purchase Documents expressly provide a time within which Electroglas may cure such failure, Electroglas shall not cure the failure within such time.

                 (v)      Electroglas shall abandon the Property.

                 (vi) Electroglas or any Material Subsidiary shall fail to make any payment of principal, premium, interest or other amounts, on any Debt described in the next sentence when due (taking into consideration the time Electroglas may have to cure such failure, if any, under the documents governing such Debt). As used in this clause 0, "Debt" shall mean only a Debt of Electroglas or a Material Subsidiary now existing or arising in the future, (A) payable to BNPLC or any Participant or any Affiliate of BNPLC or any Participant, the outstanding balance of which has become due by reason of acceleration or maturity, or (B) payable to any Person, with respect to which $1,000,000 or more is actually due and payable because of acceleration or otherwise.

                 (vii) Electroglas or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Electroglas or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Electroglas or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause 0.

                 (viii) Any order, judgment or decree is entered in any proceedings against Electroglas or any Material Subsidiary decreeing its dissolution and such order, judgment or decree remains unstayed and in effect for more than sixty days.

                 (ix) Any order, judgment or decree is entered in any proceedings against Electroglas or any of its Subsidiaries decreeing a divestiture of the stock of any Material Subsidiary or a divestiture of any assets that represent a substantial part of the total assets of Electroglas and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) or that have contributed a substantial part of the net income of Electroglas and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty days.

                 (x) A final judgment or order for the payment of money in an amount (not covered by insurance) which exceeds $1,000,000 shall be rendered against Electroglas or any Material Subsidiary (excluding any such judgment or order for which a Statutory Bond has been provided sufficient to release not only the Property and BNPLC, but also Electroglas or the Material Subsidiary, as applicable) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) within sixty days after the entry thereof, such judgment or order is not paid or otherwise discharged or execution thereof stayed pending appeal, or within sixty days after the expiration of any such stay, such judgment or order is not paid or otherwise discharged.

                 (xi) Any ERISA Termination Event that BNPLC determines in good faith would constitute grounds for a termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan shall have occurred and be continuing thirty days after notice to such effect shall have been given to Electroglas by BNPLC, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

                 (xii) Electroglas shall enter into any transaction which would cause this Lease, the Purchase Documents or any other document executed in connection herewith (or any exercise of BNPLC's rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA for any reason other than a breach by BNPLC of the representation set forth in subparagraph 0.

                 (xiii) Electroglas shall fail to comply with any of the requirements set forth in Part II of Schedule 2.

                 (xiv) Any merger or consolidation or sale of assets shall occur that is prohibited by subparagraph 0 and that is not approved in advance by BNPLC.

                 (b)      Alternative Cure of Certain Defaults.
Notwithstanding the foregoing, any Default that could become an Event of Default under subparagraph 0 may be cured during the Term by Electroglas' delivery to BNPLC no later than fifteen days before the expiration of the period for cure specified in that subparagraph of a notice irrevocably exercising Electroglas' option under the Purchase Agreement to purchase BNPLC's interest in the Property and designating as the Designated Sale Date any Business Day which is at least five days before the expiration of the period for cure specified in subparagraph 0; provided, however, Electroglas must, as a condition to the effectiveness of its cure, on the date so designated as the Designated Sale Date satisfy all obligations of Electroglas under the Purchase Agreement in accordance with its terms and tender to BNPLC all Rent and all other amounts then due or accrued and unpaid hereunder (including reimbursement for any Breakage Costs or other Losses incurred by BNPLC in connection with the applicable Default hereunder, regardless of whether BNPLC shall have been reimbursed for such costs in whole or in part by any Participants) and Electroglas must also on the Designated Sale Date furnish written confirmation that all indemnities set forth herein (including the indemnity set forth in subparagraph 0) shall survive the payment of such amounts by Electroglas to BNPLC and the conveyance of BNPLC's interest in the Property to Electroglas.

         18.     Remedies.

                 (a) Basic Remedies. At any time when an Event of Default has occurred and is continuing, BNPLC may notify Electroglas that, after the expiration of sixty days following the date of such notice, BNPLC may exercise remedies provided in this subparagraph 0. At any time after sixty days following the date of any such notice to Electroglas, and regardless of whether any Event of Default continues throughout or after such sixty days, BNPLC shall be entitled at BNPLC's option and without limiting BNPLC in the exercise of any other right or remedy BNPLC may have, and without any further demand or notice except as expressly described in this subparagraph 0, to exercise the following remedies:

                          (i) By notice to Electroglas, BNPLC may terminate Electroglas' right to possession of the Property. A notice given in connection with unlawful detainer proceedings specifying a time within which to cure a default shall terminate Electroglas' right to possession if Electroglas fails to cure the default within the time specified in the notice.

                          (ii) Upon termination of Electroglas' right to possession and without further demand or notice, BNPLC may re-enter the Property and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any property in the Property may be removed and stored in a warehouse or elsewhere at the expense and risk of and for the account of Electroglas.

                          (iii) Upon termination of Electroglas' right to possession, this Lease shall terminate and BNPLC may recover from Electroglas an award equal to the sum of:

                                  a) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

                                  b)       The worth at the time of award of
                 the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Electroglas proves could have been reasonably avoided;

                                  c)       The worth at the time of award of
                 the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that Electroglas proves could be reasonably avoided; and

                                  d)       Any other amount necessary to
                 compensate BNPLC for all the detriment proximately caused by Electroglas' failure to perform Electroglas' obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the costs and expenses (including Attorneys' Fees, advertising costs and brokers' commissions) of recovering possession of the Property, removing persons or property therefrom, placing the Property in good order, condition, and repair, preparing and altering the Property for reletting, all other costs and expenses of reletting, and any loss incurred by BNPLC as a result of Electroglas' failure to perform Electroglas' obligations under the Purchase Agreement.

                 The "WORTH AT THE TIME OF AWARD" of the amounts referred to in subparagraph 0 and subparagraph 0 shall be computed by allowing interest at ten percent (10%) per annum or such other rate as may be the maximum interest rate then permitted to be charged under California law at the time of computation. The "WORTH AT THE TIME OF AWARD" of the amount referred to in subparagraph 0 shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

                                  e) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law, including to the extent so permitted, any other amounts necessary to compensate BNPLC for all the detriment proximately caused by Electroglas' failure to perform Electroglas' obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses (including Attorneys' Fees, advertising costs and brokers' commissions) of recovering possession of the Property, removing persons or property therefrom, placing the Property in good order, condition, and repair, preparing and altering the Property for reletting, all other costs and expenses of reletting.

                      (iv) BNPLC shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in force even after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Accordingly, even though Electroglas has breached this Lease and abandoned the Property, this Lease shall continue in effect for so long as BNPLC does not terminate Electroglas' right to possession, and BNPLC may enforce all of BNPLC's rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Electroglas' right to possession shall not be deemed to have been terminated by BNPLC except pursuant to subparagraph 0 hereof. The following shall not constitute a termination of Electroglas' right to possession:

                                  a)       Acts of maintenance or preservation
                 or efforts to relet the Property;

                                  b)       The appointment of a receiver upon
                 the initiative of BNPLC to protect BNPLC's interest under this Lease; or

                                  c) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by Electroglas.

                 (b) Collections Under the Purchase Agreement. For the limited purpose of computing amounts for which Electroglas may be liable as provided in subparagraphs 0, 0 and 0, the Base Rent component of the "Rent" described in those subparagraphs will be determined as if Stipulated Loss Value had been reduced by any payments (net of costs of collection) actually received by BNPLC, before BNPLC is granted an award as contemplated in subparagraph 0, from Electroglas pursuant to Paragraph 1(a)(i) of the Purchase Agreement or as a Supplemental Payment pursuant to Paragraph 1(a)(ii) of the Purchase Agreement. In addition, Electroglas shall be entitled to a credit against the payment of any Base Rent required by this Lease from time to time for periods following the Designated Sale Date equal to the amount paid by Electroglas, if any, as interest required by the penultimate sentence of Paragraph 1(a) of the Purchase Agreement.

                 (c) Enforceability. This Paragraph 0 shall be enforceable to the maximum extent not prohibited by Applicable Law, and the unenforceability of any provision in this Paragraph shall not render any other provision unenforceable.

                 (d) Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPLC is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing under Applicable Law or in equity. In addition to other remedies provided in this Lease, BNPLC shall be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by Electroglas, or to any other remedy allowed to BNPLC at law or in equity. Nothing contained in this Lease shall limit or prejudice the right of BNPLC to prove for and obtain in proceedings for bankruptcy or insolvency of Electroglas by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein shall modify, limit or impair any of the rights and remedies of BNPLC under the Purchase Documents, and BNPLC shall not be required to give the sixty day notice described in subparagraph 0 as a condition to any acceleration of the Designated Sale Date or to taking any action to enforce the Purchase Documents.

                 (e) Waiver by Electroglas. To the extent permitted by law, Electroglas hereby waives and surrenders for itself and all claiming by, through and under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future constitution, statute or rule of law to have a continuance of this Lease for the term hereby demised after termination of Electroglas' right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of this Lease as herein provided, and (ii) the benefits of any present or future constitution, or statute or rule of law which exempts property from liability for debt or for distress for rent, and (iii) the provisions of law relating to notice and/or delay in levy of execution in case of eviction of a lessee for nonpayment of rent.

         19. Default by BNPLC. If BNPLC should default in the performance of any of its obligations under this Lease, BNPLC shall have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from Electroglas specifying such default and specifying what action Electroglas believes is necessary to cure the default. If Electroglas prevails in any litigation brought against BNPLC because of BNPLC's failure to cure a default within the time required by the preceding sentence, then Electroglas shall be entitled to an award against BNPLC for the monetary damages proximately caused to Electroglas by such default.

         Notwithstanding the foregoing, BNPLC's right to cure as provided in this Paragraph 0 will not in any event extend the time within which BNPLC must remove Liens Removable by BNPLC as required by Paragraph 0 beyond the Designated Sale Date.

         20. Quiet Enjoyment. Provided Electroglas pays the Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by Electroglas hereunder, BNPLC shall not during the Term disturb Electroglas' peaceable and quiet enjoyment of the Property; however, such enjoyment shall be subject to the terms, provisions, covenants, agreements and conditions of this Lease, to Permitted Encumbrances, to Development Documents and to any other claims not constituting Liens Removable by BNPLC. If any Lien Removable by BNPLC is claimed against the Property, including any judgment lien securing a Deductible Judgment against BNPLC, BNPLC will remove the Lien Removable by BNPLC promptly. However, BNPLC shall not be responsible for any Lien that is expressly excluded from the definition of Liens Removable by BNPLC in the attached List of Defined Terms. Any breach by BNPLC of this Paragraph shall render BNPLC liable to Electroglas for any monetary damages proximately caused thereby, but as more specifically provided in Paragraph 0 above, no such breach shall entitle Electroglas to terminate this Lease or excuse Electroglas from its obligation to pay Base Rent and other amounts hereunder.

         21. Surrender Upon Termination. Unless Electroglas or an Applicable Purchaser purchases BNPLC's entire interest in the Property pursuant to the terms of the Purchase Agreement, Electroglas shall, upon the termination of Electroglas' right to occupancy, surrender to BNPLC the Property, including any buildings, alterations, improvements, replacements or additions constructed by Electroglas, with all fixtures and furnishings included in the Property, but not including movable furniture and movable personal property not covered by this Lease, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and, to the extent required by BNPLC, with all Improvements in substantially the same condition as of the date the same were initially completed, excepting only (i) ordinary wear and tear that occurs between the maintenance, repairs and replacements required by other provisions of this Lease, and (ii) alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by Electroglas in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to Electroglas or any party claiming under Electroglas, if not removed at the time of such termination and if BNPLC shall so elect, shall be deemed abandoned and become the property of BNPLC without any payment or offset therefor. If BNPLC shall not so elect, BNPLC may remove such property from the Property and store it at Electroglas' risk and expense. Electroglas shall bear the expense of repairing any damage to the Property caused by such removal by BNPLC or Electroglas.

         22. Holding Over by Electroglas. Should Electroglas not purchase BNPLC's right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without BNPLC's consent, whether such termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a tenancy from day to day only, at a daily Base Rent equal to: (i) Stipulated Loss Value on the day in question, times (ii) (A) the Prime Rate in effect for such day so long as the holdover period does not extend beyond ninety days and
(B) for each such day beginning with the ninety-first day after the holdover commences, two percent (2%) above the Prime Rate; divided by (iii) three hundred and sixty; subject, however, to all of the terms, provisions, covenants and agreements on the part of Electroglas hereunder. No payments of money by Electroglas to BNPLC after the termination of this Lease shall reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both BNPLC and Electroglas.

         23. Independent Obligations Evidenced by Purchase Documents. Electroglas acknowledges and agrees that nothing contained in this Lease shall limit, modify or otherwise affect any of Electroglas' obligations under the Purchase Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. In the event of any inconsistency between the terms and provisions of the Purchase Documents and the terms and provisions of this Lease, the terms and provisions of the Purchase Documents shall control.

         24. Waiver of Jury Trial. BNPLC AND ELECTROGLAS EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LEASE OR ANY OTHER DOCUMENT OR DEALINGS BETWEEN THEM RELATING TO THIS LEASE OR THE PROPERTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Electroglas and BNPLC each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Lease and the other documents referred to herein, and that each will continue to rely on the waiver in their related future dealings. Electroglas and BNPLC each further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR

IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS LEASE OR THE PROPERTY. In the event of litigation, this Lease may be filed as a written consent to a trial by the court.

         25.     Miscellaneous.

                 (a) Notices. Each provision of this Lease, or of any Applicable Laws with reference to the sending, mailing or delivery of any notice or demand hereunder or with reference to the making of any payment required hereunder, shall be deemed to be complied with when and if the following steps are taken:

                 (i) All Rent required to be paid by Electroglas to BNPLC hereunder shall be paid to BNPLC in immediately available funds by wire transfer to:

                              Federal Reserve Bank of San Francisco

                              Account:     Banque Nationale de Paris
                              ABA #:       121027234
                              Reference:   Electroglas, Inc. (Receipts of Rent).

         or at such other place and in such other manner as BNPLC may designate in a notice to Electroglas.

                 (ii) All advances paid to Electroglas by BNPLC hereunder or in connection herewith shall be paid to Electroglas in immediately available funds by wire transfer to:

                              Bank of America
                              1850 Gateway Blvd.
                              Concord, Ca. 94520
                              Account Name: Electroglas, Inc.
                              Account Number: 14860-00751
                              ABA #: 121000358
                              Reference: Electroglas Lease from BNPLC.

         or at such other place and in such other manner as Electroglas may designate in a notice signed by Electroglas' Treasurer or Chief Financial Officer to BNPLC.

                 (iii) All notices, demands, approvals, consents and other communications to be made hereunder to or by the parties hereto must, to be effective for purpose of this Lease, be in writing. Notices, demands and other communications required or permitted hereunder are to be sent to the addresses set forth below (or in the case of communications to Participants, at the addresses set forth in Schedule 1 to the Participation Agreement) and shall be given by any of the following means: (A) personal service; (B) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or
         (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (C) hereof shall be deemed received (whether or not actually received) upon first attempted delivery at the proper notice address on any Business Day between 9:00 A.M. and 5:00 P.M., and any notice or other communication sent pursuant to clause (B) hereof shall be deemed received upon dispatch by electronic means.

                                      Address of BNPLC:

                                      BNP Leasing Corporation
                                      717 North Harwood Street
                                      Suite 2630
                                      Dallas, Texas 75201
                                      Attention: Lloyd G. Cox
                                      Telecopy: (214) 969-0060

                                      With a copy to:

                                      Banque Nationale de Paris, San Francisco
                                      180 Montgomery Street
                                      San Francisco, California 94104
                                      Attention: William La Herran
                                      Telecopy: (415) 296-8954

                                      And with a copy to:

                                      Clint Shouse
                                      Thompson & Knight, P.C.
                                      1700 Pacific Avenue
                                      Suite 3300
                                      Dallas, Texas 75201
                                      Telecopy: (214) 969-1550

                                      Address of Electroglas:

                                      Electroglas, Inc.
                                      3045 Stender Way
                                      Santa Clara, CA. 95054
                                      Attention: Armand Stegall
                                      Telecopy: (408) 482-8011

                                      With a copy to:

                                      Morrison & Foerster LLP
                                      555 West Fifth Street, Suite 3500
                                      Los Angeles, CA 90013-1024
                                      Attention: Tom Fileti
                                      Telecopy: (213) 892-5454

                 (b) Severability. If any term or provision of this Lease or the application thereof shall to any extent be held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, shall not be affected thereby.

                 (c) No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby created with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate created hereby and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger shall occur.

                 (d) No Implied Waiver. The failure of BNPLC or Electroglas to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any breach of this Lease shall not prevent a similar subsequent act from constituting a violation. Any express waiver shall affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. A receipt by BNPLC of any Base Rent or other payment hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the waiving party.

                 (e) NO IMPLIED REPRESENTATIONS BY BNPLC. BNPLC AND BNPLC'S AGENTS HAVE MADE NO REPRESENTATIONS OR PROMISES WITH RESPECT TO THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE PURCHASE DOCUMENTS, AND NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY ELECTROGLAS BY IMPLICATION OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE AND THE PURCHASE DOCUMENTS.

                 (f) Entire Agreement. This Lease, the Purchase Documents and the other documents dated as of the Effective Date which are being executed by Electroglas and executed or accepted by BNPLC contemporaneously with the execution of this Lease supersede any prior negotiations and agreements between BNPLC and Electroglas concerning the Property, and no amendment or modification of this Lease (including any Construction Funding Agreement) shall be binding or valid unless expressed in a writing executed by both parties hereto.

                 (g) Binding Effect. All of the covenants, agreements, terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective successors and, to the extent assignment is permitted hereunder, their respective assigns.

                 (h) Time is of the Essence. Time is of the essence as to all obligations of Electroglas and BNPLC and all notices required of Electroglas and BNPLC under this Lease.

                 (i) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California without regard to conflict or choice of laws.

                 (j) Paragraph Headings. The paragraph headings contained in this Lease are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.

                 (k) Other Terms and References. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires. References herein to Paragraphs, subparagraphs or other subdivisions shall refer to the corresponding Paragraphs, subparagraphs or subdivisions of this Lease, unless specific reference is made to another document or instrument. References herein to any Schedule or Exhibit shall refer to the corresponding Schedule or Exhibit attached hereto, which shall be made a part hereof by such reference. All capitalized terms used in this Lease which refer to other documents shall be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained herein or therein or, in the case of any other document to which BNPLC is a party or of which BNPLC is an intended beneficiary, without the consent of BNPLC. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. The words "this Lease", "herein", "hereof", "hereby", "hereunder" and words of similar import when used in this Lease refer to this Lease as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Paragraph" and "this subparagraph" and similar phrases used herein refer only to the Paragraphs or subparagraphs in which the phrase occurs. As used herein the word "or" is not exclusive. As used herein the words "include", "including" and similar terms shall be construed as if followed by "without limitation to".

         (l) Not a Partnership, Etc. NOTHING IN THIS LEASE IS INTENDED TO BE OR TO CREATE ANY PARTNERSHIP, JOINT VENTURE, OR OTHER JOINT ENTERPRISE BETWEEN BNPLC AND ELECTROGLAS. NEITHER THE EXECUTION OF THIS LEASE NOR THE ADMINISTRATION OF THIS LEASE OR OTHER DOCUMENTS REFERENCED HEREIN BY BNPLC, NOR ANY OTHER RIGHT, DUTY OR OBLIGATION OF BNPLC UNDER OR PURSUANT TO THIS LEASE OR SUCH DOCUMENTS IS INTENDED TO BE OR TO CREATE ANY FIDUCIARY OBLIGATIONS OF BNPLC TO ELECTROGLAS.

         26. Income Tax Reporting. BNPLC and Electroglas intend this Lease and the Purchase Agreement to have a form for income taxes which is different than the form of this Lease and the Purchase Agreement for other purposes, and thus the parties acknowledge and agree as follows:

                 (a) For purposes of determining their respective federal, state and local income tax obligations, BNPLC and Electroglas believe and intend that this Lease and the Purchase Agreement constitute a financing arrangement or conditional sale. Both BNPLC and Electroglas agree to report this Lease and the Purchase Agreement as a financing arrangement or conditional sale on their respective income tax returns (the "REQUIRED REPORTING"), unless such Required Reporting is challenged in writing by the Internal Revenue Service or another governmental authority with jurisdiction (a "TAX CHALLENGE"). Consistent with the foregoing, BNPLC and Electroglas expect that Electroglas (and not BNPLC) shall be treated as the true owner of the Property for income tax purposes, thereby entitling Electroglas (and not BNPLC) to take depreciation deductions, state and federal tax credits and other tax benefits available to the owner. Electroglas shall also report all interest earned on Escrowed Proceeds or any collateral pledged pursuant to the Purchase Documents as Electroglas' income for federal, state and local income tax purposes. REFERENCES IN THIS LEASE OR IN THE PURCHASE AGREEMENT TO A "LEASE" ARE NOT INTENDED FOR INCOME TAX PURPOSES TO REFLECT THE INTENT OF BNPLC OR ELECTROGLAS AS TO THE FORM OF THE TRANSACTIONS COVERED BY, OR THE PROPER CHARACTERIZATION OF, THIS LEASE AND THE PURCHASE AGREEMENT.

                 (b) FOR ALL OTHER PURPOSES, INCLUDING THE DETERMINATION OF THE APPROPRIATE FINANCIAL ACCOUNTING FOR THIS LEASE AND THE DETERMINATION OF THEIR RESPECTIVE RIGHTS AND REMEDIES UNDER STATE LAW, BNPLC and Electroglas believe and intend that (i) this Lease constitutes a true Lease, not a mere financing arrangement, enforceable in accordance with its express terms (and neither this Paragraph 0 nor the provisions referencing this Paragraph on the title page of this Lease nor the corresponding provisions in the Purchase Agreement are intended to affect the enforcement of any other provisions of this Lease or the Purchase Agreement) and (ii) the Purchase Agreement shall constitute a separate and independent contract, enforceable in accordance with the express terms and conditions set forth therein. In this regard, Electroglas acknowledges that Electroglas asked BNPLC to participate in the transactions evidenced by this Lease and the Purchase Agreement as a landlord and owner of the Property, not as a lender. Although other transactions might have been used to accomplish similar results, Electroglas expects to receive certain material accounting and other advantages through the use of a lease transaction. Accordingly, and notwithstanding the Required Reporting for income tax purposes, as between BNPLC and Electroglas, Electroglas cannot equitably deny that this Lease and the Purchase Agreement should be construed and enforced in accordance with their respective terms, rather than as a mortgage or other security device, in any action brought by BNPLC to enforce this Lease or the Purchase Agreement.

In the event of a Tax Challenge, BNPLC and Electroglas shall each provide to the other copies of all notices from the Internal Revenue Service or any other governmental authority presenting the Tax Challenge. Further, before changing from the Required Reporting because of a Tax Challenge, BNPLC and Electroglas shall each consider in good faith any reasonable suggestions received from the other party to this Lease about an appropriate response to the Tax Challenge; provided, however, that the suggestions are set forth in a notice delivered no later than thirty days after the suggesting party is first notified of the Tax Challenge; and, provided further, that when presented with a Tax Challenge, BNPLC shall have the right to change from the Required Reporting rather than participate in any litigation or other legal proceeding against the Internal Revenue Service or another governmental authority. In any event, Electroglas shall indemnify BNPLC and defend and hold BNPLC harmless from and against all Losses imposed on or asserted against or incurred by BNPLC by reason of, in connection with or arising out of any such challenge or any resulting recharacterization of this Lease or the Purchase Agreement required by the Internal Revenue Service or another governmental authority, including any additional taxes that may become due upon any sale under the Purchase Agreement, to the extent (if any) that such Losses are not offset by tax savings to BNPLC resulting from additional depreciation deductions or other tax benefits of the recharacterization.

         27. Proprietary Information and Confidentiality. Electroglas shall have no obligation to provide proprietary information (as defined in the next sentence) to BNPLC, except and to the extent that (1) BNPLC reasonably determines that BNPLC cannot accomplish the purposes of BNPLC's inspection of the Property pursuant to the various provisions hereof without evaluating such information, and (2) before conducting any inspections of the Property permitted hereunder BNPLC shall, if requested by Electroglas, confirm and ratify the confidentiality agreements covering such proprietary information set forth in subparagraph 0. For purposes of this Lease "PROPRIETARY INFORMATION" means Electroglas' intellectual property, trade secrets and other confidential information of value to Electroglas about, among other things, Electroglas' manufacturing processes, products, marketing and corporate strategies, but in no event will "proprietary information" include any disclosure of substances and materials (and their chemical composition) which are or previously have been present in, on or under the Property at the time of any inspections by BNPLC, nor will "proprietary information" include any additional disclosures reasonably required to permit BNPLC to determine whether the presence of such substances and materials has constituted a violation of Environmental Laws or this Lease. In addition, under no circumstances shall Electroglas have any obligation to disclose to BNPLC or any other party any proprietary information of Electroglas (including, without limitation, any pending applications for patents or trademarks, any research and design and any trade secrets) except if and to the limited extent reasonably necessary to comply with the express provisions of this Lease.



                         [The signature pages follow.]

         IN WITNESS WHEREOF, Electroglas and BNPLC have caused this Lease Agreement to be executed as of March 31, 1997.



                             "ELECTROGLAS"

                             ELECTROGLAS, INC.


                             By:   /s/ Armand Stegall
                                   -------------------------------------------
                                   Armand Stegall, Chief Financial Officer and
                                   Vice President of Finance

[Continuation of signature pages to Lease Agreement dated to be effective March 31, 1997]



                                           "BNPLC"

                                           BNP LEASING CORPORATION


                                           By:   /s/ Lloyd G. Cox
                                                 -------------------------------
                                                 Lloyd G. Cox, Vice President